UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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AutoNation, Inc.
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AUTONATION, INC.
AutoNation Headquarters
200 SW 1st Ave
Fort Lauderdale, FL 33301
NOTICE OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS
To Stockholders of AutoNation, Inc.:
The 2020 Annual Meeting of Stockholders of AutoNation, Inc. will be held at AutoNation’s Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301, on Wednesday, April 22, 2020, at 8:00 a.m. Eastern Time for the following purposes as more fully described in the proxy statement:

(1)	To elect the 10 director nominees named in the proxy statement, each for a term expiring at the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2020;

(3)	To hold an advisory vote on executive compensation;

(4)	To consider one stockholder proposal, if properly presented at the Annual Meeting; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
Only stockholders of record as of the close of business on February 26, 2020, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.
We cordially invite you to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. You may revoke your proxy and reclaim your right to vote at any time prior to its use. The proxy statement includes information on what you will need to attend the Annual Meeting.
By Order of the Board of Directors,
C. Coleman Edmunds
Executive Vice President, General Counsel
and Corporate Secretary
March 11, 2020

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials, including this proxy statement and our annual report, to our stockholders primarily via the Internet. On March 11, 2020, we began mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet. The Notice also contains instructions on how to vote via the Internet or by telephone. Other stockholders, in accordance with their prior requests, received an email with instructions on how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on April 22, 2020

Our 2019 Annual Report and this proxy statement are available at http://materials.proxyvote.com/05329W.

i

AUTONATION, INC.
AutoNation Headquarters
200 SW 1st Ave
Fort Lauderdale, FL 33301

PROXY STATEMENT
This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of AutoNation, Inc. (“AutoNation” or the “Company”) for use at our 2020 Annual Meeting of Stockholders or any adjournment or postponement thereof. Our Annual Meeting will be held at AutoNation’s Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301, on Wednesday, April 22, 2020, at 8:00 a.m. Eastern Time.
Only stockholders of record as of the close of business on February 26, 2020 (the “record date”) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the record date, there were 89,474,440 shares of AutoNation common stock issued and outstanding and entitled to vote at the Annual Meeting. We made copies of this proxy statement available to our stockholders beginning on or about March 11, 2020.
INFORMATION ABOUT THE ANNUAL MEETING
Annual Meeting Proposals

Proposal	Matter	Board Vote Recommendation
1	Election of Directors	FOR EACH NOMINEE
2	Ratification of the Selection of KPMG LLP as Independent Auditor for 2020	FOR
3	Advisory Vote on Executive Compensation	FOR
4	Stockholder Proposal Regarding Special Meetings	AGAINST
Voting Matters
Quorum. The holders of at least 44,737,221 shares (a majority of shares outstanding on the record date) must be present in person or represented by proxy to conduct business at the Annual Meeting. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
Voting by Stockholders of Record. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you receive printed copies of the proxy materials by mail, you may also vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card. Stockholders of record who attend the Annual Meeting may vote in person by obtaining a ballot from the inspector of elections.
Voting by Beneficial Owners. If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or other nominee), you may vote by proxy by following the instructions provided in the Notice of Internet Availability of Proxy Materials, vote instruction form, or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. If you do not provide specific voting instructions to the nominee that holds your shares, such nominee will have the authority to vote your shares only with respect to the ratification of the selection of KPMG LLP as our independent registered public accounting firm (such proposal is considered a “routine” matter under NYSE rules), and your shares will not be voted and will be considered “broker non-votes” with respect to the other proposals (such proposals are considered “non-routine” matters under NYSE rules). To vote in person at the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank, or other nominee that holds your shares.

Changing Your Vote. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.
Votes Required to Adopt Proposals. Each share of our common stock outstanding on the record date is entitled to one vote on each of the 10 director nominees and one vote on each other matter. To be elected, director nominees must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each other matter on the agenda requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.
Effect of Abstentions and Broker Non-Votes. For the election of directors, broker non-votes (shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients) and abstentions will not be counted as having been voted. For Proposals 2, 3, and 4, abstentions will be counted as present and entitled to vote and will have the same effect as negative votes. For Proposals 3 and 4, broker non-votes will not be counted as present and entitled to vote. Brokers will have discretionary authority to vote on Proposal 2 since it is considered a routine matter under NYSE rules.
Voting Instructions. If you complete and submit a proxy with voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and submit a proxy without voting instructions, or if your instructions are unclear, the persons named as proxies will vote as the Board recommends on each proposal. With respect to any other matters properly presented at the Annual Meeting, the persons named as proxies will vote as recommended by our Board of Directors, or if no recommendation is given, in their own discretion.
Proxy Solicitation
We will pay for the cost of soliciting proxies, and we have retained Innisfree M&A Incorporated to assist with the solicitation of proxies for an estimated fee of $15,000 plus reimbursement for expenses. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. As is customary, we will reimburse brokerage firms, banks, and other nominees for forwarding our proxy materials to each beneficial owner of common stock held of record by them.
Attending the Annual Meeting
You are entitled to attend the Annual Meeting only if you were an AutoNation stockholder as of the record date or you hold a valid proxy for the Annual Meeting. You may be asked to present valid photo identification and proof of stock ownership as of the record date to be admitted to the Annual Meeting. Directions to the Annual Meeting are provided under “Directions to the 2020 Annual Meeting of Stockholders of AutoNation, Inc.”

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Directors
The Board has nominated the 10 persons listed below to stand for election for a term expiring at the 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified. See “Items To Be Voted On - Proposal 1: Election of Directors.” Except for Cheryl Miller and Lisa Lutoff-Perlo, all of our director nominees were elected by our stockholders at our 2019 Annual Meeting of Stockholders. Ms. Miller was appointed as a member of the Board in July 2019 in connection with her appointment as our Chief Executive Officer and President. Ms. Lutoff-Perlo was appointed as a member of the Board effective February 3, 2020. Ms. Miller suggested Ms. Lutoff-Perlo as a prospective Board candidate to the Corporate Governance and Nominating Committee for their consideration and evaluation.
Our Board nominees consist of a diverse group of leaders. Many of them have experience serving as executive officers or on boards and board committees of major companies. Many of them also have extensive corporate finance and investment banking experience as well as a broad understanding of capital markets.
We have set forth below information regarding each person nominated to stand for election, including the specific experience, qualifications, attributes, or skills that led the Board to conclude that such person should serve as a director. Our Corporate Governance and Nominating Committee and the Board believe that the experience, qualifications, attributes, and skills of our Board nominees provide the Company with the ability to address the evolving needs of the Company and represent the best interests of our stockholders. All of our directors are elected annually.
Mike Jackson, age 71, has served as our Executive Chairman since March 2019, as a Director since September 1999, and as Chairman of the Board since January 2003. He also served as Chief Executive Officer from September 1999 until March 2019 and as our President from February 2015 until January 2017 and from June 2017 until March 2019. From October 1998 until September 1999, Mr. Jackson served as Chief Executive Officer of Mercedes-Benz USA, LLC, a North American operating unit of DaimlerChrysler AG, a multinational automotive manufacturing company. From April 1997 until September 1999, Mr. Jackson also served as President of Mercedes-Benz USA. From July 1990 until March 1997, Mr. Jackson served in various capacities at Mercedes-Benz USA, including as Executive Vice President immediately prior to his appointment as President of Mercedes-Benz USA. Mr. Jackson was also the managing partner from March 1979 to July 1990 of Euro Motorcars of Bethesda, Maryland, a regional group that owned and operated 11 automotive dealership franchises, including Mercedes-Benz and other brands of automobiles. From January 2018 until December 2018, Mr. Jackson served as Chair, and from January 2015 until December 2017 as Deputy Chair, of the Board of Directors of the Federal Reserve Bank of Atlanta. He was appointed to the Board of Directors of the Federal Reserve Bank of Atlanta in January 2014, after having previously served on the Board of Directors of the Federal Reserve Bank of Atlanta’s Miami Branch. Mr. Jackson’s automotive experience, his prior experience as our Chief Executive Officer, and his broad knowledge of our Company and the automotive industry led the Board to conclude that he should serve as one of our directors.
Thomas J. Baltimore, Jr., age 56, has served as one of our directors since April 2019. Mr. Baltimore serves as Chairman of the Board, President and Chief Executive Officer of Park Hotels & Resorts Inc. Prior to joining Park Hotels & Resorts Inc., Mr. Baltimore served as the President and Chief Executive Officer of RLJ Lodging Trust and as a member of its board of trustees from RLJ’s IPO in 2011 until May 11, 2016. Prior to that, Mr. Baltimore co-founded RLJ Development, RLJ’s predecessor entity, and served as its President from 2000 until 2011. Previously, Mr. Baltimore held senior positions with Hilton Hotels Corporation, Marriott Corporation and also Host Marriott Services Corporation. Mr. Baltimore currently serves on the board of directors of Prudential Financial, Inc., where he serves as Lead Independent Director. Mr. Baltimore is currently a member of the National Association of Real Estate Investment Trusts Executive Board (2018 Chair) and also serves on the board of the University of Virginia Investment Management Company. He was recently selected for the American Hotel & Lodging Association Executive Committee. Mr. Baltimore previously served as a director of Duke Realty Corporation. Mr. Baltimore received his Bachelor of Science degree from the McIntire School of Commerce, University of Virginia and his Master of Business Administration degree from the Colgate Darden School of Business, University of Virginia. Mr. Baltimore’s business operations, corporate governance, and real estate experience led the Board to conclude that he should serve as one of our directors.

Rick L. Burdick, age 68, has served as one of our directors since May 1991 and as our Lead Independent Director since December 2018. Mr. Burdick also serves as Lead Independent Director of CBIZ, Inc., a provider of integrated business services and products. From 1988 through 2019, Mr. Burdick was a partner with Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Burdick’s experience as a senior partner at a large law firm advising large companies on a broad range of corporate transactions and on securities law and corporate governance matters led the Board to conclude that he should serve as one of our directors.
David B. Edelson, age 60, has served as one of our directors since July 2008. Mr. Edelson is Senior Vice President and Chief Financial Officer of Loews Corporation, a diversified holding company with subsidiaries in the property-casualty insurance, offshore drilling, natural gas transmission and storage, packaging, and lodging industries. He joined Loews as a Senior Vice President in May 2005 and became its Chief Financial Officer in May 2014. Prior to joining Loews, Mr. Edelson was Executive Vice President & Corporate Treasurer of JPMorgan Chase & Co. He was named Corporate Treasurer in April 2001 and promoted to Executive Vice President in February 2003. Mr. Edelson spent the first 15 years of his career as an investment banker, first with Goldman, Sachs & Co. and subsequently with JPMorgan Chase & Co. Mr. Edelson’s experience as a senior executive officer of a large holding company owning a wide range of businesses, as well as his prior experience as an investment banker and corporate treasurer, led the Board to conclude that he should serve as one of our directors.
Steven L. Gerard, age 74, has served as one of our directors since April 2019. He has served as the Chief Executive Officer of CBIZ, Inc., a provider of integrated business services and products, from October 2000 until his retirement in March 2016, and he continues to serve as the Chairman of its Board of Directors, a position he has held since October 2002. Mr. Gerard was Chairman and Chief Executive Officer of Great Point Capital, Inc., a provider of operational and advisory services, from 1997 to October 2000. From 1991 to 1997, he was Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc. and its successor Ocean View Capital, Inc. Mr. Gerard’s prior experience includes 16 years with Citibank, N.A. in various senior corporate finance and banking positions. Further, Mr. Gerard served 7 years with the American Stock Exchange, where he last served as Vice President of the Securities Division. Mr. Gerard also serves on the Board of Directors of Lennar Corporation. He previously served as a director of Las Vegas Sands Corp. from 2014 until 2019 and as a director of Joy Global, Inc. from 2001 until 2017. Mr. Gerard has been recognized as an NACD Board Leadership Fellow. Mr. Gerard’s extensive executive experience and service as a director of other public companies led the Board to conclude that he should serve as one of our directors.
Robert R. Grusky, age 62, has served as one of our directors since June 2006. In 2000, Mr. Grusky founded Hope Capital Management, LLC, an investment management firm for which he serves as Managing Member. He co-founded New Mountain Capital, LLC, a private and public equity investment management firm, in 2000 and was a Principal, Managing Director and Member of New Mountain Capital from 2000 to 2005 and was a Senior Advisor through 2019, and a member of the Executive Leadership Council since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation, the primary investment vehicle for the Hon. Ronald S. Lauder. Prior thereto, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co. in its Mergers & Acquisitions Department and Principal Investment Area. Mr. Grusky is a director of Strategic Education, Inc., an education services company. Mr. Grusky’s board experience and experience in investment management, private equity, and investment banking led the Board to conclude that he should serve as one of our directors.
Lisa Lutoff-Perlo, age 62, has served as one of our directors since February 2020. Since December 2014, she has served as President and Chief Executive Officer of Celebrity Cruises, a multi-billion dollar cruise line and wholly-owned subsidiary of Royal Caribbean Cruises Ltd. From September 2012 until December 2014, Ms. Lutoff-Perlo was the Executive Vice President, Operations of Royal Caribbean International, RCL. Ms. Lutoff-Perlo was the Senior Vice President, Hotel Operations of Celebrity Cruises from 2007 to 2012, and the Vice President, Onboard Revenue of Celebrity Cruises from 2005 to 2007. Ms. Lutoff-Perlo held various senior positions with Royal Caribbean International from 1985 to 2005. Ms. Lutoff-Perlo’s business operations and senior executive management experience led the Board to conclude that she should serve as one of our directors.
G. Mike Mikan, age 48, has served as one of our directors since March 2013. Since January 2019, Mr. Mikan has served as Vice Chairman and President of Bright Health, Inc., a consumer-focused health insurance and services business. Mr. Mikan served as Chairman and Chief Executive Officer of Shot-Rock Capital, LLC, a private investment capital group, from January 2015 until December 2018. From January 2013 until December 2014, he served as President of ESL Investments, Inc. Mr. Mikan served as the Interim Chief Executive Officer of Best Buy Co., Inc. from April 2012 until September 2012. From November 1998 through February 2012, he served in various executive positions at

UnitedHealth Group Incorporated, including as Executive Vice President and Chief Financial Officer and as Chief Executive Officer of UnitedHealth’s Optum subsidiary. Mr. Mikan serves as a director of Princeton Private Investments Access Fund and as a Trustee of Ellington Income Opportunities Fund. Mr. Mikan’s operational and public company leadership experience and his broad understanding of capital investment and allocation led the Board to conclude that he should serve as one of our directors.
Cheryl Miller, age 47, has served as our Chief Executive Officer and President, and as one of our directors, since July 2019. Ms. Miller served as our Executive Vice President and Chief Financial Officer from March 2014 until July 2019. She was appointed Interim Chief Financial Officer in January 2014, and she served as Treasurer, Vice President Investor Relations from April 2010 until March 2014. Ms. Miller serves as a director, and as a member of the Audit Committee, of Tyson Foods, Inc. Ms. Miller’s automotive experience, her position as our Chief Executive Officer and President, her prior experience as our Chief Financial Officer, and her broad knowledge of our Company and the automotive industry led the Board to conclude that she should serve as one of our directors.
Jacqueline A. Travisano, Ed.D., age 50, has served as one of our directors since April 2018. Dr. Travisano is the Executive Vice President for Business and Finance and Chief Operating Officer of the University of Miami, a private research university. From 2011 to 2017, Dr. Travisano served as Executive Vice President and Chief Operating Officer of Nova Southeastern University. She began her career at Coopers & Lybrand and is a NACD Governance Fellow. Dr. Travisano’s senior executive and financial, accounting, and operational experience led the Board to conclude that she should serve as one of our directors.
Corporate Governance Guidelines and Codes of Ethics
Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in the AutoNation, Inc. Corporate Governance Guidelines (the “Guidelines”), which were adopted by the Board in March 2003 and most recently amended as of July 19, 2019. The Guidelines serve as a framework within which our Board conducts its operations. The Corporate Governance and Nominating Committee of our Board is charged with reviewing annually, or more frequently as appropriate, the Guidelines and recommending to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our Company’s evolving needs.
In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, we have a company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. We also maintain a 24-hour Alert-Line for employees to report any Company policy violations under our Business Ethics Program. In addition, our Board has adopted the Code of Ethics for Senior Officers and the Code of Business Ethics for the Board of Directors. These codes comply with NYSE listing standards.
A copy of the Guidelines and the codes referenced above are available on our corporate website at investors.autonation.com. You also may obtain a printed copy of the Guidelines and the codes referenced above by sending a written request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
Corporate Governance Highlights

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Separation of Chairman and CEO. The positions of Chairman of the Board and Chief Executive Officer are separated between Mr. Jackson and Ms. Miller, respectively. In addition, our Guidelines provide for the selection of a Lead Independent Director whenever the Chairman of the Board is not an independent director and that, effective upon termination of Mr. Jackson’s employment agreement, the general policy of the Board shall be that the Chairman of the Board should be an independent director. Mr. Burdick currently serves as our Lead Independent Director. See “Role of the Board and Board Structure” below.

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Proxy Access. Our bylaws permit a stockholder, or a group of up to 20 stockholders, who has owned 3% or more of our common stock for at least three years to nominate and include in our proxy materials director candidates representing up to the greater of two individuals or 20% of the Board, provided the stockholder(s) and the nominee(s) satisfy the requirements and conditions specified in our bylaws. See “Stockholder Proposals and Nominations for the 2021 Annual Meeting” below.

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Majority Voting with Resignation Policy for Uncontested Director Elections. Our Guidelines provide that an incumbent director who fails to receive a majority vote in an uncontested election shall tender his or her written resignation to the Chairman of the Board for consideration by the Corporate Governance and Nominating Committee.

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Recoupment Policy. In February 2015, the Board adopted the AutoNation, Inc. Policy Regarding Recoupment of Certain Incentive Compensation. Under the policy, if a covered officer engages in fraud, intentional misconduct, or gross negligence, and as a result, we are required to restate our financial statements due to material noncompliance with any financial reporting requirement, then we may require reimbursement or forfeiture of all or a portion of any excess incentive compensation paid to or received by such officer, during the three-year period preceding the date on which we are required to prepare the restatement, that would not have been paid or received under the specific terms of the applicable incentive award had the financial results been originally reported as set forth in the restatement. See “Compensation Discussion and Analysis - Policy Regarding Recoupment of Certain Incentive Compensation” below.

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Stock Ownership Guidelines; Holding Requirement. Our non-employee directors and executive officers are subject to robust stock ownership guidelines. In addition, our executive stock ownership guidelines provide that a covered executive is expected to retain 50% of any shares of our common stock, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), he or she receives upon the vesting or settlement of any equity awards or the exercise of any employee stock options, until the applicable threshold under the guidelines is met. See “Board Compensation - Director Stock Ownership Guidelines” and “Compensation Discussion and Analysis - Executive Stock Ownership Guidelines” below.

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Prohibition on Hedging and Short Sales. We prohibit our directors and our employees from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. In addition, we prohibit our directors and employees from engaging in short sales of our securities.

Role of the Board and Board Structure
Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, who is charged with the conduct of our business, and acts as an advisor and counselor to senior management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing our business strategy, assessing and managing risks, and managing our day-to-day operations. Our Board reviews and approves the Company’s long-term strategic plan developed by management. Our Board also reviews management’s ongoing and long-term plans for capital allocation.
Our Board’s oversight of our business strategy and planning and management of our day-to-day operations includes a review of risks that could impact our goals, objectives, and financial condition. In addition, our Audit, Compensation, Corporate Governance and Nominating, and Finance committees assist the Board in overseeing our management of risk. Our Audit Committee reviews with management significant risks related to financial reporting, internal controls, and cybersecurity, as well as our process for assessing and managing risks. Our Compensation Committee reviews and approves our executive compensation program and also reviews the general compensation structure for our corporate and key field employees. Our Corporate Governance and Nominating Committee oversees our company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. Our Finance Committee is responsible for reviewing and making recommendations to the Board with respect to our capital structure and our capital allocation strategy, as well as financial risk management strategies and policies. While our Board oversees our management of risk as outlined above, management is responsible for identifying and managing risks.

The positions of Chairman of the Board and Chief Executive Officer are separated between Mr. Jackson and Ms. Miller, respectively. In addition, our Guidelines provide for the selection of a Lead Independent Director whenever the Chairman of the Board is not an independent director and that, effective upon termination of Mr. Jackson’s employment agreement, the general policy of the Board shall be that the Chairman of the Board should be an independent director. Mr. Burdick currently serves as our Lead Independent Director.
Our Lead Independent Director’s duties include:

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calling and presiding at executive sessions of the non-management directors and at meetings of the Board at which the Chairman is not present, and communicating feedback from such sessions and meetings to the Chairman and the Chief Executive Officer;

•	serving as a liaison between the non-management directors, the Chairman and the Chief Executive Officer, and/or senior management (as applicable);

•	reviewing and advising on Board meeting agendas, schedules, and materials;

•	working with the Chairman and the Chief Executive Officer to approve the scope, quality, quantity, and timeliness of information sent to the Board;

•	being available for communication with major stockholders, in coordination with the Chairman and the Chief Executive Officer; and

•	performing such other duties as the Board may from time to time delegate.
In performing the duties described above, our Lead Independent Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation in order to avoid diluting the authority or responsibilities of such committee chairs.
The Board believes that the separation of the Chairman of the Board and Chief Executive Officer positions is in the best interests of the Company because it allows Ms. Miller to devote her time and attention to the day-to-day operations of the Company, while allowing Mr. Jackson to focus on leading the Board and supporting the initiatives of the Company and management. The Board also believes that our current leadership structure, with the separation of the Chairman of the Board and Chief Executive Officer positions, a Lead Independent Director, and independent leadership at the committee level, enhances the Board’s effectiveness in risk oversight.
Our Board held twelve meetings and took one action by unanimous written consent during 2019. In 2019, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served (held during the period for which such person has been a director). Our independent directors held four executive sessions without management present during 2019.
Our directors are expected to attend our Annual Meeting of Stockholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting. Each person then serving as a director (other than Ms. Rosenthal and Messrs. Collins and Khosrowshahi, each of whom did not stand for re-election) attended the 2019 Annual Meeting of Stockholders.

Board Committees
Our Board has established four separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Finance Committee. The charters for each of our Board committees are in compliance with applicable SEC rules and NYSE listing standards. These charters are available at investors.autonation.com. You may obtain a printed copy of any of these charters by sending a request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301. In April 2019, our Board dissolved its Technology Committee.
The following table sets forth the current membership of each of our Board’s committees:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee
Thomas J. Baltimore, Jr.	✓		✓
Rick L. Burdick*		✓	Chair
David B. Edelson		✓		✓
Steven L. Gerard	✓			✓
Robert R. Grusky	Chair			✓
G. Mike Mikan		Chair		Chair
Jacqueline A. Travisano	✓		✓
* Lead Independent Director
Audit Committee
The Audit Committee primarily assists our Board in fulfilling its oversight responsibilities by reviewing our financial reporting and audit processes and our systems of internal control over financial reporting and disclosure controls. Among the Committee’s core responsibilities are the following: (i) overseeing the integrity of our consolidated financial statements, for which management is responsible, and reviewing and approving the scope of the annual audit; (ii) selecting, retaining, compensating, overseeing, and evaluating our independent registered public accounting firm; (iii) reviewing the Company’s critical accounting policies; (iv) reviewing the Company’s quarterly and annual financial statements prior to the filing of such statements with the SEC; (v) preparing the Audit Committee report for inclusion in our proxy statement; and (vi) reviewing with management significant financial risks or exposures and assessing the steps management has taken to minimize, monitor, and control such risks or exposures. For a complete description of our Audit Committee’s responsibilities, please refer to the Audit Committee’s charter.
Our Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, NYSE listing standards, the Audit Committee’s charter, and the independence standards set forth in the Guidelines (as discussed below under “Director Independence”). Our Board has also determined that each of our Audit Committee members is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Directors” above for a description of the business experience of each of our Audit Committee members.
The Audit Committee held four meetings and took no action by unanimous written consent during 2019. The Audit Committee Report for 2019, which contains a description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2019, is set forth below under “Audit Committee Report.”
Compensation Committee
The Compensation Committee primarily assists our Board in fulfilling its compensation oversight responsibilities by, among other things: (i) reviewing our director compensation program and suggesting changes in director compensation to the Board, if appropriate; (ii) reviewing and approving the compensation of our CEO and other senior executive officers and setting annual and long-term performance goals for these individuals; (iii) reviewing and approving the compensation of all of our corporate officers; (iv) reviewing the Company’s program for management development and succession planning; (v) reviewing and approving performance-based compensation of executive officers, including incentive awards and stock-based awards; and (vi) administering our equity compensation plans.
Pursuant to its charter, the Compensation Committee may form subcommittees and may delegate to such subcommittees any or all power and authority of the Compensation Committee as the Compensation Committee deems appropriate, provided that no subcommittee may consist of fewer than two members, and provided further that the Compensation Committee may not delegate to a subcommittee any power or authority required by any applicable laws, regulations, or listing standards to be exercised by the Compensation Committee as a whole.
The Compensation Committee reviews executive compensation at its meetings throughout the year and sets executive compensation. The Compensation Committee also reviews director compensation annually and recommends to the full Board the compensation for non-employee directors. Our CEO reviews the performance of other named executive officers and makes recommendations, if any, to the Compensation Committee with respect to compensation adjustments for such officers. However, the Compensation Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.
From 2013 through 2019, the Compensation Committee engaged Pearl Meyer (“PM”), an independent compensation consulting firm, to provide research and analysis and to make recommendations as to the form and amount of executive and director compensation. The Compensation Committee sought input from PM on executive and director compensation matters for 2019, including the design and competitive positioning of our executive and director compensation programs, our peer group, appropriate compensation levels, and evolving compensation trends. While the Compensation Committee considered input from PM, the Committee’s decisions reflect many factors and considerations.
PM did not provide any other services to the Company or its subsidiaries. The Compensation Committee assessed the independence of PM pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent PM from serving as an independent consultant to the Compensation Committee. The Compensation Committee reviews the appointment of its independent compensation consulting firm annually. As part of the review process, the Compensation Committee considers the independence of the firm in accordance with applicable SEC rules and NYSE listing standards.
In October 2019, we engaged a new compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The Compensation Committee assessed the independence of Meridian pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Compensation Committee.
For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Executive Compensation” below, as well as the Compensation Committee’s charter.
Our Board has determined that each Compensation Committee member has the requisite independence for Compensation Committee membership under NYSE listing standards and the independence standards set forth in the Guidelines. Our Board has also determined that each Compensation Committee member qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and as an “outside director” under Section 162(m) of the Code. The Compensation Committee held six meetings and took one action by unanimous written consent during 2019.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists our Board in fulfilling its oversight responsibilities by performing the following duties: (i) reviewing annually, or more frequently as appropriate, the corporate governance principles and practices set forth in the Guidelines, in comparison to the governance standards identified by leading governance authorities and our evolving needs, and making recommendations to the Board with respect to any appropriate amendment to the Guidelines; (ii) considering and advising the Board with respect to other corporate governance issues; (iii) periodically reviewing our codes of ethics and conduct for directors, officers, and employees; (iv) leading annual evaluations of Board and Board committee performance; (v) assessing periodically our Board’s needs in terms of skills and qualifications and recommending to our Board candidates for nomination and election to our Board; (vi) reviewing Board candidates recommended by our stockholders; and (vii) recommending to our Board assignments to committees.

Our Board has determined that each Corporate Governance and Nominating Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. In 2019, the Corporate Governance and Nominating Committee held five meetings and took no action by unanimous written consent.
The Corporate Governance and Nominating Committee has a policy with regard to the consideration of director candidates recommended by stockholders. For information regarding this policy, refer to “Stockholder Communications - Stockholder Director Recommendations” below.
Finance Committee
The duties and responsibilities of the Finance Committee include reviewing and, where appropriate, making recommendations to the Board with respect to: (i) the Company’s capital structure and any material changes thereto, including potential issuances of debt or equity securities; (ii) the Company’s capital allocation strategy, processes and plans, including the Company’s cost of capital; (iii) share repurchase programs and debt repurchases; (iv) financial risk management strategies and policies, including hedging and the use of derivatives; and (v) the Company’s short-term investment policy.
Our Board has determined that each Finance Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. In 2019, the Finance Committee held four meetings and took no action by unanimous written consent.
Director Independence
Under our Guidelines, our Board must consist of a substantial majority of directors who qualify as independent directors under the listing standards of the NYSE. To be considered independent:

•
our Board must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company); and

•	a director must not have a disqualifying relationship, as set forth in the NYSE listing standards.
To assist the Board in determining whether a director is independent, our Board has established director independence standards, which are part of our Guidelines available at investors.autonation.com. Under our director independence standards, none of our non-employee directors has a material relationship with the Company that impairs his or her independence, and our Board has affirmatively determined that all of our directors, except for Ms. Miller and Mr. Jackson, are “independent” under our director independence standards and the listing standards of the NYSE.
In addition to our independence standards, the directors who serve on our Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not:

•	accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries other than their director compensation, or

•	be an affiliated person of the Company or any of its subsidiaries.
In accordance with the listing standards of the NYSE, in affirmatively determining the independence of each director who serves on our Compensation Committee, our Board also considered all factors specifically relevant to determining whether each such director has a relationship to the Company which is material to his or her ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

•	the source of compensation of each such director, including any consulting, advisory, or other compensatory fee paid by the Company to him or her, and

•	whether he or she is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company.

Director Selection Process
The Corporate Governance and Nominating Committee is responsible for identifying, evaluating, and recommending candidates to the Board for nomination and election to the Board. The Committee is also responsible for assessing the appropriate balance of skills and characteristics required of our Board members. The Committee considers candidates suggested by its members and other Board members, as well as management and stockholders.
 In accordance with the Guidelines, candidates, including candidates recommended by stockholders, are selected on the basis of, among other things, broad experience, financial expertise, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, the candidate’s ownership interest in the Company, and willingness and ability to devote adequate time to Board duties, all in the context of assessing the needs of our Board at that point in time and with the objective of ensuring diversity in the background, experience, and viewpoints of our Board members. The Guidelines provide that the number of directors should permit diversity of experience without hindering effective discussion, diminishing individual accountability, or exceeding a number that can function efficiently as a body.
The Board periodically reviews the size of the Board to determine the size that will be most effective for the Company. In addition, the Board completes an annual self-evaluation, which includes a self-assessment questionnaire for each Board member. The self-assessment questionnaire addresses topics such as the structure of the Board, the skills and backgrounds of the current directors, the size of the Board, and the Board’s committee structure. Each of the Audit, Compensation, Corporate Governance and Nominating, and Finance committees also completes an annual self-evaluation, which includes a self-assessment questionnaire tailored specifically for each committee.
Candidates recommended by our stockholders are considered on the same basis as if such candidates were recommended by one of our Board members or other persons. See “Stockholder Communications - Stockholder Director Recommendations” below.
Certain Relationships and Related Party Transactions
Our Board has adopted a written policy which requires that transactions with related parties must be entered into in good faith on fair and reasonable terms that are no less favorable to us than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party. Our Board, by a vote of the disinterested directors, must approve all related party transactions valued over $500,000, while our Audit Committee must approve all related party transactions valued between $100,000 and $500,000 and review with management all other related party transactions. Under SEC rules, a related party is defined as any director, executive officer, nominee for director, or greater than 5% stockholder of the Company, and their immediate family members. Since the beginning of 2019, the Company has not participated in any related party transaction in which any related party had or will have a direct or indirect material interest.

Board Compensation
Our non-employee director compensation program is designed to ensure alignment with long-term stockholder interests, to ensure we can attract and retain outstanding directors who meet the criteria outlined under “Director Selection Process” above, and to recognize the time commitments necessary to oversee the Company.
For 2019, our non-employee director compensation program consisted of the following:

•	annual Board retainer of $50,000 for each non-employee director;

•	annual retainer of $25,000 for the Lead Independent Director;

•	annual committee retainers of $20,000 for the Chair of the Audit Committee and $10,000 for the Chair of each of the Compensation, Corporate Governance and Nominating, and Finance Committees;

•	annual award of restricted stock units based on a fixed dollar value of $250,000 as described further below; and

•	expense reimbursement in connection with Board and committee meeting attendance.
On January 2, 2019, each of our non-employee directors received a grant of 6,934 (calculated by dividing $250,000 by the closing price of our common stock on the grant date and rounding down to the nearest whole number) vested restricted stock units (“RSUs”) under the AutoNation, Inc. 2014 Non-Employee Director Equity Plan (as amended, the “2014 Director Plan”), which was approved by our stockholders at our 2014 Annual Meeting of Stockholders. The RSUs will settle in shares of the Company’s common stock on the first trading day of February in the third year following the date of grant, except to the extent a recipient elected to defer settlement of the RSUs beyond such date in accordance with the terms of the award and the 2014 Director Plan. Settlement of the RSUs will be accelerated in certain circumstances as provided in the terms of the award and the 2014 Director Plan, including in the event the recipient ceases to serve as a non-employee director of the Company. If the Company pays a dividend with respect to its common stock, each RSU award will be credited with a number of additional RSUs equal to (i) the aggregate amount or value of the dividends paid with respect to the number of shares subject to the award on the dividend record date divided by (ii) the fair market value per share on the payment date for such dividend. Any such additional RSUs will be subject to the same terms and conditions of the award, and the shares subject to such additional RSUs will be distributed only upon the distribution of the underlying shares with respect to which the dividend equivalents were granted.
Our non-employee directors became eligible to defer all or a portion of their annual and committee retainers under the AutoNation, Inc. Deferred Compensation Plan (the “DCP”) beginning in January 2011. Please refer to “Executive Compensation - Compensation Tables - Non-Qualified Deferred Compensation in Fiscal 2019” for additional information regarding the DCP.
Director Compensation
The following table sets forth the compensation earned during 2019 by each non-employee director who served in 2019.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Thomas J. Baltimore, Jr.	37,500	(2)	—	37,500
Rick L. Burdick	85,000		249,971	334,971
Tomago Collins	16,667	(3)	249,971	266,638
David B. Edelson	50,000		249,971	299,971
Steven L. Gerard	37,500	(2)	—	37,500
Robert R. Grusky	70,000		249,971	319,971
Kaveh Khosrowshahi	16,667	(3)	249,971	266,638
G. Mike Mikan	70,000		249,971	319,971
Alison H. Rosenthal	16,667	(3)	249,971	266,638
Jacqueline A. Travisano	50,000		249,971	299,971

(1)
The amounts reported in this column reflect the grant date fair value of awards computed in accordance with FASB ASC Topic 718. On January 2, 2019, each non-employee director received a grant of 6,934 vested RSUs under the 2014 Director Plan. The grant date fair value of each RSU granted on January 2, 2019 was $36.05, the closing price per share of our common stock on such date.

(2)
Messrs. Baltimore and Gerard joined the Board in April 2019, and their Board retainers were prorated accordingly. Since they were not serving as directors on January 2, 2019, they were not eligible for an RSU award in 2019.

(3)	Messrs. Collins and Khosrowshahi and Ms. Rosenthal did not stand for re-election to the Board at the 2019 Annual Meeting of Stockholders, and their Board retainers were prorated accordingly.
Outstanding Equity Awards
The following table sets forth information regarding the number of RSUs and the number of options held by each non-employee director who served in 2019, as of December 31, 2019:

Name	Aggregate Number of RSUs Held as of 12/31/2019	Aggregate Number of Options Held as of 12/31/2019

Thomas J. Baltimore, Jr.	—	—
Rick L. Burdick	21,771	60,000
Tomago Collins	—	—
David B. Edelson	28,530	60,000
Steven L. Gerard	—	—
Robert R. Grusky	18,900	65,000
Kaveh Khosrowshahi	—	—
G. Mike Mikan	21,030	15,000
Alison H. Rosenthal	—	—
Jacqueline A. Travisano	6,934	—
Director Stock Ownership Guidelines
Under our director stock ownership guidelines, each of our non-employee directors is expected to hold shares of the Company’s common stock having a fair market value of not less than $750,000 by the fifth anniversary of the date of his or her initial appointment to the Board. The following table sets forth information regarding the number of shares (including vested RSUs) held as of February 26, 2020 by our non-employee directors, each of whom has satisfied the guidelines or has time remaining to do so.

Name	Number of Shares Held	Fair Market Value of Shares Held ($)(1)	Progress Towards Stock Ownership Guidelines
Thomas J. Baltimore, Jr.	5,110	223,358	30%
Rick L. Burdick	50,630	2,213,037	Achieved
David B. Edelson	42,140	1,841,939	Achieved
Steven L. Gerard	5,110	223,358	30%
Robert R. Grusky	44,721	1,954,755	Achieved
Lisa Lutoff-Perlo	—	—	—
G. Mike Mikan	40,640	1,776,374	Achieved
Jacqueline A. Travisano	12,044	526,443	70%

(1)	The fair market value of the shares is based on the closing price of our common stock on February 26, 2020 ($43.71).

Stockholder Communications
Communications with the Company and the Board
Stockholders and interested parties may communicate with the Company through its Investor Relations Department by writing to Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301. Stockholders and interested parties interested in communicating with our Board, any Board committee, any individual director, any group of directors (such as our independent directors), or our Lead Independent Director should send written correspondence to Board of Directors c/o Corporate Secretary, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301. Additional information is available on our corporate website at investors.autonation.com.
Stockholder Director Recommendations
The Corporate Governance and Nominating Committee has established a policy pursuant to which it considers director candidates recommended by our stockholders. All director candidates recommended by our stockholders are considered for selection to the Board on the same basis as if such candidates were recommended by one or more of our directors or other persons. To recommend a director candidate for consideration by our Corporate Governance and Nominating Committee, a stockholder must submit the recommendation in writing to our Corporate Secretary not later than 120 calendar days prior to the anniversary date of our proxy statement distributed to our stockholders in connection with our previous year’s annual meeting of stockholders, and the recommendation must provide the following information: (i) the name of the stockholder making the recommendation; (ii) the name of the candidate; (iii) the candidate’s resume or a listing of his or her qualifications to be a director; (iv) the proposed candidate’s written consent to being named as a nominee and to serving as one of our directors if elected; and (v) a description of all relationships, arrangements, or understandings, if any, between the proposed candidate and the recommending stockholder and between the proposed candidate and us so that the candidate’s independence may be assessed. The stockholder or the director candidate also must provide any additional information requested by our Corporate Governance and Nominating Committee to assist the Committee in appropriately evaluating the candidate.
Stockholder Proposals and Nominations for the 2021 Annual Meeting
Proposals for Inclusion in our Proxy Materials
Under SEC rules, if a stockholder wishes to submit a proposal for inclusion in our Proxy Statement for the 2021 Annual Meeting of Stockholders, the proposal must be received by our Corporate Secretary not later than November 11, 2020. All proposals must comply with Rule 14a-8 under the Exchange Act.
Nominations for Inclusion in our Proxy Materials (Proxy Access)
Under our proxy access bylaw, a stockholder (or a group of up to 20 stockholders) owning three percent or more of our common stock continuously for at least three years may nominate and include in our proxy statement candidates for up to 20% of our Board (rounded down, but not less than two). Nominations must comply with the requirements and conditions of our proxy access bylaw, including delivering proper notice to us not earlier than October 12, 2020 nor later than November 11, 2020. Detailed information for submitting proxy access nominations will be provided upon written request to the Corporate Secretary of AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
Other Proposals and Nominations
Any stockholder who wishes to make a nomination or introduce an item of business, other than as described above, must comply with the procedures set forth in our bylaws, including delivering proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting, which means not earlier than December 23, 2020 nor later than January 22, 2021. Detailed information for submitting stockholder proposals or nominations, other than for inclusion in our proxy statement, will be provided upon written request to the Corporate Secretary of AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.

STOCK OWNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information as of February 26, 2020 regarding beneficial owners of more than five percent of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
William H. Gates III One Microsoft Way, Redmond, WA 98052	18,431,162	(2)	20.6%
ESL Investments, Inc. and related entities(3) 1170 Kane Concourse, Suite 200, Bay Harbor, FL 33154	12,090,411	(4)	13.5%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	6,967,933	(5)	7.8%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	5,406,321	(6)	6.0%
Artisan Partners Limited Partnership and related entities(7) 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	4,663,020	(8)	5.2%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road, Austin, TX 78746	4,544,142	(9)	5.1%

(1)	Based on 89,474,440 shares outstanding at February 26, 2020.

(2)
Based on a Schedule 13D/A filed with the SEC on May 17, 2019, all shares held by Cascade Investment, L.L.C. (“Cascade”) may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade. Cascade and Mr. Gates have sole voting and dispositive power with respect to 18,431,162 shares. The address of Cascade is 2365 Carillon Point, Kirkland, WA 98033.

(3)
Includes ESL Partners, L.P. (“Partners”), RBS Partners, L.P. (“RBS”), ESL Investments, Inc. (“Investments”), The Lampert Foundation (the “Foundation”), and Edward S. Lampert. Partners, RBS, Investments, the Foundation, and Mr. Lampert are collectively referred to as the “ESL Entities.”

(4)
Based on a Schedule 13D/A filed with the SEC on January 24, 2020 and a Form 4 filed on January 27, 2020, the total number of AutoNation shares beneficially owned by the ESL Entities consists of 2,250,205 shares held or controlled by Partners, 176,370 shares held by the Foundation, and 9,663,836 shares held by Mr. Lampert. Each of Partners, RBS, and Investments has sole voting and dispositive power with respect to 2,250,205 shares and shared dispositive power with respect to 9,663,836 shares; the Foundation has sole voting and dispositive power with respect to 176,370 shares; and Mr. Lampert has sole voting power with respect to 12,090,411 shares, sole dispositive power with respect to 2,250,205 shares, and shared dispositive power with respect to 9,663,836 shares.

(5)
Based on a Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group has sole voting power with respect to 28,651 shares, shared voting power with respect to 16,391 shares, sole dispositive power with respect to 6,930,189 shares, and shared dispositive power with respect to 37,744 shares.

(6)	Based on a Schedule 13G/A filed with the SEC on February 5, 2020, BlackRock, Inc. has sole voting power with respect to 5,165,947 shares and sole dispositive power with respect to 5,406,321 shares.

(7)
Includes Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), and Artisan Partners Asset Management Inc. (“APAM”). APLP, Artisan Investments, Artisan Holdings, and APAM are collectively referred to as the “Artisan Entities.”

(8)
Based on a Schedule 13G/A filed with the SEC on February 12, 2020, each of the Artisan Entities has shared voting power with respect to 4,301,460 shares and shared dispositive power with respect to 4,663,020 shares.

(9)
Based on a Schedule 13G filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP has sole voting power with respect to 4,402,291 shares and sole dispositive power with respect to 4,544,142 shares.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth certain information as of February 26, 2020 regarding the amount of our common stock beneficially owned by (1) each of our directors, (2) each of our 2019 named executive officers, and (3) our directors and executive officers as a group. Beneficial ownership includes shares that may be acquired within 60 days of February 26, 2020 through the exercise of outstanding stock options (including, in the case of Messrs. Jackson, Bender, Cannon, and Edmunds, who are retirement eligible under our equity compensation plans, currently unvested stock options that would accelerate in the event they retire, and, in the case of each non-employee director, currently unvested stock options that would accelerate in the event they leave the Board and vested restricted stock units), as well as shares of restricted stock. Unless otherwise indicated and subject to applicable community property laws, each person listed in the table has sole voting and investment power with respect to the securities listed.

Name of Beneficial Owner	Number of Shares of Common Stock Owned		Number of Shares Acquirable Within 60 days		Shares of Common Stock Beneficially Owned
					Number	Percent(1)
Mike Jackson	200,146		866,386	(2)	1,066,532	1.2%
Thomas J. Baltimore, Jr.	—		5,110	(3)	5,110	*
Rick L. Burdick	33,822		76,808	(4)	110,630	*
David B. Edelson	13,573		88,567	(5)	102,140	*
Steven L. Gerard	—		5,110	(3)	5,110	*
Robert R. Grusky	20,711		84,010	(6)	104,721	*
Lisa Lutoff-Perlo	—		—		—	*
G. Mike Mikan	14,500		41,140	(7)	55,640	*
Jacqueline A. Travisano	—		12,044	(3)	12,044	*
Cheryl Miller	27,318		211,330		238,648	*
Jim Bender	2,318	(8)	32,064	(9)	34,382	*
Marc Cannon	21,095	(10)	58,320	(11)	79,415	*
C. Coleman Edmunds	13,084	(12)	74,690	(13)	87,774	*
Christopher Cade	668	(14)	5,551		6,219	*
Carl C. Liebert III(15)	2,575		—		2,575	*
Donna Parlapiano(15)	—		45,240		45,240	*
All directors and executive officers as a group (14 persons)	348,637		1,555,579		1,904,216	2.1%

*	Less than 1%.

(1)	Based on 89,474,440 shares outstanding at February 26, 2020.

(2)
Includes 759,886 shares that may be acquired upon exercise of vested options and 106,500 shares underlying unvested options, since Mr. Jackson is eligible for retirement treatment under the Company’s equity compensation plans. Mr. Jackson disclaims beneficial ownership of 44,517 shares underlying unvested options, which options he has agreed to transfer in the future pursuant to a transaction that will be exempt from Section 16 of the Exchange Act pursuant to Rule 16a-12 promulgated thereunder.

(3)	Represents vested restricted stock units.

(4)	Includes 16,808 vested restricted stock units.

(5)	Includes 28,567 vested restricted stock units.

(6)	Includes 24,010 vested restricted stock units.

(7)	Includes 26,140 vested restricted stock units.

(8)	Includes 516 unvested shares of restricted stock.

(9)	Includes 2,130 shares underlying unvested options, since Mr. Bender is eligible for retirement treatment under the Company’s equity compensation plans.

(10)	Includes 1,019 unvested shares of restricted stock.

(11)	Includes 4,456 shares underlying unvested options, since Mr. Cannon is eligible for retirement treatment under the Company’s equity compensation plans.

(12)	Includes 554 unvested shares of restricted stock.

(13)	Includes 2,741 shares underlying unvested options, since Mr. Edmunds is eligible for retirement treatment under the Company’s equity compensation plans.

(14)	Includes 403 unvested shares of restricted stock.

(15)
Ms. Parlapiano and Mr. Liebert left the Company effective as of January 3, 2019, and August 21, 2019, respectively. Accordingly, information regarding number of shares of common stock owned is presented as of their respective separation dates. For Ms. Parlapiano, the number of shares acquirable within 60 days is based on the number of vested options she held as of February 26, 2020.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The following statement made by our Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Compensation Committee:

G. Mike Mikan, Chair
Rick L. Burdick
David B. Edelson

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee (referred to as the “Committee” in this section) of the Board has made under those programs, and the factors considered in making those decisions.
In September 2018, we announced Mike Jackson’s anticipated transition from Chairman, Chief Executive Officer and President to Executive Chairman of the Company. Leading up to the anticipated transition, we announced a restructuring and cost savings plan in January 2019. As part of such plan, the Board determined to reduce the number and aggregate compensation of the Company’s executive officers (the number of executive officers was reduced from nine, as of December 2018, to six, as of January 2020).
In January 2019, Donna Parlapiano, Lance Iserman, Thomas Conophy, and Dennis Berger, each of whom previously served as an executive officer, left the Company, as part of our restructuring and cost saving plan. Their separations of employment constituted eligible severance events for purposes of our Severance Plan discussed below. Mike Jackson became our Executive Chairman in March 2019, when Carl C. Liebert III was appointed as our Chief Executive Officer and President.
In July 2019, our Board appointed Cheryl Miller as our Chief Executive Officer and President, James R. Bender as our Executive Vice President and Chief Operating Officer, and Christopher Cade as our Interim Chief Financial Officer. Prior to her promotion, Ms. Miller had served as our Executive Vice President and Chief Financial Officer since March 2014. Ms. Miller has been with the Company for over 12 years, and she is the first female Chief Executive Officer in the automotive retail industry.
Following Ms. Miller’s appointment as Chief Executive Officer and President, Mr. Liebert remained with the Company in a non-executive capacity until August 2019. Mr. Cade served as our Interim Chief Financial Officer until the appointment of Joseph T. Lower as our Executive Vice President and Chief Financial Officer effective as of January 13, 2020. Mr. Cade continues to serve as our Senior Vice President and Chief Accounting Officer.
Our “named executive officers” for 2019 are listed in the table below. The titles shown represent each officer’s current position with the Company (except for Mr. Liebert and Ms. Parlapiano, who are no longer with the Company).

Mike Jackson	Executive Chairman
Cheryl Miller	Chief Executive Officer and President, Director
James R. Bender	Executive Vice President and Chief Operating Officer
Marc Cannon	Executive Vice President and Chief Marketing Officer
C. Coleman Edmunds	Executive Vice President, General Counsel and Corporate Secretary
Christopher Cade	Senior Vice President and Chief Accounting Officer
Carl C. Liebert III	Former Chief Executive Officer and President
Donna Parlapiano	Former Executive Vice President, Franchise Operations, M&A and Corporate Real Estate
2019 Financial Highlights
Our gross profit, operating income, net income from continuing operations, and earnings per share from continuing operations each increased in 2019 as compared to 2018, as shown in the table below. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2019 for additional information regarding our financial results. The table also sets forth our total shareholder return from January 1, 2019 through December 31, 2019.

FY 2019 versus FY 2018				2019 Total Shareholder Return
Gross Profit	Operating Income	Net Income from continuing operations	EPS from continuing operations
á4%	á6%	á14%	á15%	á36%

Compensation Philosophy and Objectives
Our executive compensation programs are administered by the Committee. The Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals and to create an owner-oriented culture through our executive compensation programs. The objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. The Committee believes that total compensation for each of our executive officers should be fair for the services rendered and competitive with market practice. In addition, the Committee designs our executive compensation program to be transparent and easily understood and administered, which is why the key components of executive compensation are limited to a base salary, an annual cash incentive award based on the achievement of a predetermined performance goal, and long-term incentive awards in the form of performance-based equity awards. The Committee strives to ensure executive compensation aligns management with the Company’s annual and long-term plans and strategy.
Setting Compensation Levels of Executive Officers
The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation based primarily on our financial and operating performance and on executive management’s performance in executing the Company’s business strategy, optimizing the Company’s business performance and productivity of its business operations, and increasing long-term stockholder value. The Committee also considers the scope of each executive’s duties and responsibilities, individual performance, and total compensation, as well as compensation market data derived from our peer group. Our CEO reviews the performance of other named executive officers and makes recommendations, if any, to the Committee with respect to compensation adjustments for such officers. However, the Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.
For 2019, as in prior years, a significant portion of each named executive officer’s total compensation was allocated to compensation in the form of an annual performance-based cash incentive award and performance-based equity awards in order to provide incentives to enhance long-term stockholder value.
The Role of the Compensation Consultant. From 2013 through 2019, the Committee engaged PM, an independent compensation consulting firm, to provide research and analysis and to make recommendations as to the form and level of executive compensation. The Committee sought input from PM on executive compensation matters for 2019, including the design and competitive positioning of our executive compensation program, our peer group, appropriate compensation levels, and evolving compensation trends. See “Board of Directors and Corporate Governance - Board Committees - Compensation Committee” above for more information regarding the Committee’s engagement of PM.
In October 2019, we engaged a new compensation consultant, Meridian Compensation Partners, LLC. Our compensation program for 2020, some elements of which are described in this Compensation Discussion and Analysis, reflects input from Meridian on executive compensation matters.
The Role of Peer Companies and Benchmarking. As part of its review of executive compensation for 2019, the Committee reviewed the executive compensation arrangements at peer group companies. Our peer group includes comparable specialty retail companies selected based on specific financial measures, including, but not limited to, revenue, total assets, market capitalization, and net income. For purposes of 2019 executive compensation decisions, there were no changes to our peer group compared to 2018. For 2019, our peer group consisted of the following companies:

AutoZone, Inc.	GameStop Corp.	Nordstrom, Inc.
Bed Bath & Beyond Inc.	The Gap, Inc.	Ross Stores, Inc.
Best Buy Co., Inc.	Genuine Parts Company	Tiffany & Co.
CarMax, Inc.	Kohl’s Corporation	The TJX Companies, Inc.
Dollar General Corporation	L Brands, Inc.
Dollar Tree, Inc.	Macy’s Inc.

The Committee reviewed executive compensation benchmark data, including a report prepared by PM containing its findings, data, and recommendations, in order to evaluate and confirm whether our executive compensation was within a reasonably competitive range and to set executive compensation for 2019. The Committee, however, did not set executive compensation at a specific target percentile within the peer group. Market compensation data compiled by PM and reviewed by the Committee in October 2019 indicated that the aggregate target total direct compensation of our executive officers serving at such time, excluding Mr. Jackson, our Executive Chairman, was positioned well below the 50th percentile. The Committee focuses on providing compensation that is fair for the services rendered and reflects an executive’s experience, performance, and scope of responsibilities, closely linking executive compensation with the achievement of Company performance goals, and creating an owner-oriented culture, where the interests of our executive officers are aligned with the long-term interests of our stockholders.
2019 Executive Compensation Elements
The key elements of our executive compensation program for the year ended December 31, 2019 were:

•	base salary;

•	an annual performance-based cash incentive award; and

•	long-term incentive compensation in the form of performance-based restricted stock units (“RSUs”).
Executive officers are also entitled to limited perquisites and other benefits as outlined below under “Perquisites and Other Benefits.” The following is a summary of the considerations underlying each element of compensation paid to our named executive officers for 2019.
Base Salary
We provide our named executive officers and other officers with a base salary to compensate them for services rendered during the fiscal year. The Committee reviews and, as appropriate, adjusts the base salaries for our named executive officers. The factors that the Committee considers in setting salaries include the scope of job responsibilities, individual contributions to our success, company-wide performance, and market compensation.
In connection with his appointment as an Executive Vice President in January 2019, Mr. Bender’s base salary was increased from $715,000 to $775,000 (he did not receive another base salary increase in connection with his promotion to Chief Operating Officer in July 2019). In February 2019, Mr. Cannon’s base salary was increased from $665,000 to $680,000 to align his salary to the competitive market, and Mr. Edmunds’s base salary was increased from $550,000 to $630,000 in connection with his assumption of responsibilities for our Human Resources and Corporate Development departments. In connection with her appointment as our Chief Executive Officer and President in July 2019, Ms. Miller’s base salary was increased from $775,000 to $1,050,000.
Annual Incentive Awards
A core component of our compensation program is the AutoNation Operating Performance incentive plan (the “AOP”), the annual performance-based cash incentive compensation program in which incentive award-eligible, corporate-level employees participate. The AOP is designed to incentivize management to continually improve our operating performance and to use capital to maximize returns. In February 2019, the Committee established a performance goal under the AOP for 2019 based upon a specified level of adjusted operating income per basic share, taking into consideration our 2018 financial results, anticipated industry vehicle unit sales for 2019, planned capital investments, anticipated corporate transactions, macroeconomic factors, including anticipated interest rates, payout opportunities, and pay-for-performance alignment.

The following table sets forth the 2019 threshold, target, and maximum payout levels established under the AOP based on the adjusted operating income per basic share performance metric:

Performance		Payout
Threshold	$6.00	50%
Target	$7.50	100%
Maximum	$12.00	200%
In calculating the level of our performance under the AOP, certain adjustments are made to operating income per basic share to ensure that operating performance is fairly measured to incentivize management appropriately. For example, floorplan interest expense is charged against operating income to ensure management manages this expense. On a U.S. generally accepted accounting principles basis, floorplan interest expense is not included in operating income. Operating income per basic share is also adjusted for acquisitions and to reflect a capital charge for the repurchase of shares of our common stock. The capital charge is designed to encourage more productive uses of capital and to discourage less productive uses of capital. The Committee also has the authority to make, and from time to time makes, appropriate equitable adjustments to reflect the impact of unusual or infrequently occurring items.
The Committee established an incentive compensation program for 2019 under the AutoNation, Inc. 2017 Employee Equity and Incentive Plan (the “2017 Plan”) using the same performance goal established under the AOP, for each of our named executive officers, other than Mr. Cade, who participated in the AOP only since he was not an executive officer at the time the 2019 incentive compensation program was established under the 2017 Plan, and Ms. Parlapiano, who was not eligible for an annual incentive award under the AOP or the 2017 Plan since she left the Company on January 3, 2019. The participants under the 2017 Plan for 2019 incentive award-purposes did not participate in the AOP.
For 2019, the adjusted operating income per basic share target was set at a level modestly lower than our actual performance in 2018 (which yielded a 75.5% payout for 2018), because, at the beginning of 2019, when the performance goal was established, we expected lower industry new vehicle unit sales and higher interest rates, which adversely impact demand for both new and used vehicles and increase our variable interest expense. Given the anticipated headwinds, the 2019 target was viewed by the Committee as an appropriately challenging performance goal.
One hundred percent of the target incentive award for each participant in the AOP and the 2017 Plan was based upon achievement of the predetermined performance goal. Incentive awards under the AOP and the 2017 Plan were payable on a sliding scale based on the Company’s actual achievement relative to the predetermined goal, with the possibility that awards earned may exceed or be less than the targeted payout level. The Committee had absolute “negative discretion” to eliminate or reduce the amount of any award under the AOP and the 2017 Plan.
The following table sets forth the 2019 threshold, target, and maximum annual incentive awards, expressed as a percentage of salary, established by the Committee for each named executive officer (other than Ms. Parlapiano, who was not eligible for an annual incentive award for 2019) in 2019.

Participant	Threshold	Target	Maximum
Mike Jackson	100%	200%	400%
Cheryl Miller(1)	75%	150%	300%
James R. Bender(2)	45%	90%	180%
Marc Cannon	35%	70%	140%
C. Coleman Edmunds	35%	70%	140%
Christopher Cade	25%	50%	100%
Carl C. Liebert III	75%	150%	300%

(1)
In connection with her appointment as Chief Executive Officer and President in July 2019, and pursuant to the terms of her employment agreement, the Committee increased Ms. Miller’s target incentive award for 2019 from 70% to 150%.

(2)	In connection with his promotion to Executive Vice President and Chief Operating Officer, the Committee increased Mr. Bender’s target incentive award for 2019 from 70% to 90%.
Actual results for 2019 were above the performance target set by the Committee, and, as a result, the annual cash incentive payouts to our named executive officers (and all other eligible employees) were above target. Based on our financial performance against the performance target, incentive awards under the AOP and the 2017 Plan were paid at 152% of the targeted levels. The following table sets forth our performance under the AOP and the 2017 Plan for 2019:

2019 Performance Metric	Target	Attainment	Payout
Adjusted Operating Income Per Basic Share	$7.50	$8.40	152.0%
Actual payouts to our named executive officers are shown in the table under “Summary Compensation Table” below.
For 2020, the Committee established a similar cash incentive compensation program under the 2017 Plan, based upon a specified level of adjusted operating income per basic share set at a level higher than the target established for 2019.
Long-Term Incentive Awards
The Committee grants stock-based awards to our named executive officers in order to provide long-term incentives, which align the long-term interests of management with the long-term interests of our stockholders. The Committee believes that stock-based awards motivate our named executive officers to focus on optimizing our long-term business performance and stockholder value and creating an owner-oriented culture.
Stock-based awards are approved on an annual basis in amounts determined by the Committee, while carefully considering the cost to us and our stockholders, including common stock dilution. The sum of all stock-based awards granted to AutoNation employees in 2019 represented potential share issuances equal to approximately 1.4% of our outstanding common stock, based on the number of shares outstanding at the beginning of 2019.
For 2019, the Committee, advised by PM and based on a review of peer group and market data, approved the 2019 long-term incentive plan under the 2017 Plan, which included RSU awards (the “2019 RSU Awards”) for each of our named executive officers, other than Ms. Parlapiano who was not eligible for a long-term incentive award in 2019. The Committee generally sets the target award levels for long-term incentive awards for each job grade at the senior executive level, taking into account the executive’s position and job duties. While the Committee considers peer group data, the Committee does not target a specific percentile within the peer group. The Committee also considers an executive’s individual skills, experience, both in general and in the role, and future potential in establishing the target value of each executive’s award.
The following table sets forth the target value for the 2019 RSU Awards approved for each of our named executive officers (other than Ms. Parlapiano) in 2019.

Participant	2019 RSU Award Target Value
Mike Jackson	$9,100,000
Cheryl Miller(1)	$5,000,000
James R. Bender	$1,100,000
Marc Cannon	$1,100,000
C. Coleman Edmunds	$1,100,000
Christopher Cade	$500,000
Carl C. Liebert III	$5,000,000

(1)
In February 2019, the Committee approved a target long-term incentive award value of $1,850,000 for Ms. Miller, and on March 1, 2019, Ms. Miller received four grants of performance-based RSUs in the form described below. In connection with her appointment as Chief Executive Officer and President in July 2019, and pursuant to the terms of her employment agreement, Ms. Miller received a “top-up” equity award with an aggregate grant date fair value of $3,150,000 on August 1, 2019. The “top-up” equity award was granted in the same proportion, subject to the same vesting schedules and performance goals, as the four grants of performance-based RSUs that she received on March 1, 2019.

The 2019 RSU Awards were granted to each of our named executive officers (other than Mr. Cade and Ms. Parlapiano) in the form of four different grants of performance-based RSUs. Each award was granted subject to the achievement by the Company of not less than $400 million of “Adjusted EBIT” (defined as gross profit, less selling, general, and administrative expenses, less floorplan interest expense, and less depreciation and amortization) for fiscal year 2019 (the “2019 Performance Goal”). At the time that the 2019 RSU Awards were approved, the Committee believed that the 2019 Performance Goal was appropriate, in light of the Company’s prior performance, including following the most recent downturn in industry vehicle sales. Ms. Miller’s total compensation for 2019 was weighted approximately two-thirds towards equity awards, and 100% of those awards were made subject to the achievement of performance goals.
The first grant, representing approximately two-thirds of the total number of RSUs granted to each named executive officer in 2019, was made subject to the 2019 Performance Goal and a four-year vesting schedule pursuant to which 25% of the grant vests on each of the first four anniversaries of March 1, 2019.
The second, third, and fourth grants (collectively, the “2019-2021 RSUs”), together representing approximately one-third of the total number of RSUs granted to each named executive officer in 2019, were made subject to (i) the 2019 Performance Goal and (ii) a three-year performance period (fiscal years 2019-2021) based on (a) an additional measure of earnings for the second grant (referred to as “Adjusted EBITDA” below), (b) a measure of return on invested capital for the third grant (referred to as “ROIC” below), and (c) certain customer satisfaction indices for the fourth grant (referred to as “CSI” below). The second, third, and fourth grants represented 40%, 40%, and 20%, respectively, of the total number of 2019-2021 RSUs granted to our named executive officers in 2019.
The 2019-2021 RSUs will cliff vest (provided they have not been forfeited earlier) following the three-year performance period, with zero to 150% of the target number of shares vesting depending on the Company’s performance relative to the applicable performance goal. Target levels of Adjusted EBITDA, ROIC, and CSI were established by the Committee in February 2019 after consultation with PM and a review of the strategic plan for fiscal years 2019-2021. The target levels for the 2019-2021 RSUs were set at levels viewed as challenging but attainable, while the maximum goals were considered to be much more demanding. The Committee chose Adjusted EBITDA as a performance measure because they believe that it is a strong indicator of overall financial performance and a key indicator used by industry analysts to evaluate operating performance and that it motivates our executives to drive company growth and profitability. The ROIC measure is intended to hold executives accountable for returns on capital investments. The CSI measure is intended to increase customer satisfaction and retention. The Committee believes that these performance measures appropriately align the interests of our executive officers with the interests of our stockholders, incentivize our executives to strive for continuously improving performance, and provide variable compensation based on performance achieved against pre-established goals.
In addition to the 2019 RSU Awards described above, Mr. Liebert received a sign-on award of 217,834 restricted stock units on March 11, 2019, subject to a three-year installment vesting schedule and his compliance with certain restrictive covenants. This award was intended to replace certain stock-based awards that Mr. Liebert forfeited from prior employment in connection with his recruitment to the Company. For a discussion of the separation agreement we entered into with Mr. Liebert, see the narrative provided under “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures.”
Since he was not an executive officer at the time he received a long-term incentive award for 2019, Mr. Cade received an award of 14,330 restricted stock units subject to a four-year vesting schedule pursuant to which 25% of the grant vests on each of the first four anniversaries of the grant date, subject to his continued employment with the Company.

In the first quarter of 2020, the Committee certified the Company’s performance relative to the performance goals established for the 2017-2019 RSUs awarded to Messrs. Jackson and Cannon and Mses. Miller and Parlapiano in 2017. None of our other named executive officers received an award of 2017-2019 RSUs. The following table sets forth our performance relative to each performance goal established for the 2017-2019 RSUs.

2017-2019 RSUs	Target	Actual	Payout(1)
Adjusted EBITDA Metric (3 year cumulative)(2)	$2,660(3)	$2,490(3)	88%
ROIC Metric (3 year average)(4)	9.25%	9.09%	96%
CSI Metric (3 year average)(5)	70%-75%	74.4%	100%

(1)	A linear interpolation is applied for performance above threshold and below maximum.

(2)
Our Adjusted EBITDA metric is defined as gross profit, less selling, general, and administrative expenses, less floorplan interest expense, subject to certain adjustments approved by the Committee to reflect the impact of unusual or infrequently occurring items in accordance with the terms of the 2017 Plan.

(3)	Amounts presented in millions.

(4)
Our ROIC metric is defined as (x) gross profit, less selling, general, and administrative expenses, less floorplan interest expense, less depreciation and amortization, and less income taxes divided by (y) our Adjusted Average Invested Capital, subject to certain adjustments approved by the Committee to reflect the impact of unusual or infrequently occurring items in accordance with the terms of the 2017 Plan. Adjusted Average Invested Capital is defined as the average balance for each quarter-end during the three-year performance period of long-term debt, plus current maturities of long-term debt, plus commercial paper, plus total shareholders’ equity, less cash and cash equivalents.

(5)	Our CSI metric is calculated based on customer satisfaction indices established by certain vehicle manufacturers.
The Adjusted EBITDA, ROIC, and CSI grants represented 40%, 40%, and 20%, respectively, of the total number of 2017-2019 RSUs awarded to Messrs. Jackson and Cannon and Mses. Miller and Parlapiano in 2017. Accordingly, the payout for the 2017-2019 RSUs was 94%, on a weighted-average basis, of the target number of shares awarded.
In addition, also in the first quarter of 2020, the Committee certified the achievement of the 2019 Performance Goal and approved the 2020 long-term incentive plan under the 2017 Plan, which included performance-based RSU awards for each of our executive officers. For 2020, the “Adjusted EBIT” performance goal applicable to each of those awards was increased by more than 10%. Ms. Miller’s target total compensation for 2020 will be weighted more than two-thirds towards equity awards, and once again 100% of equity awards approved for Ms. Miller are subject to the achievement of performance goals.
Perquisites and Other Benefits
Our compensation program for named executive officers also includes limited perquisites, including participation in Company car programs entitling the executives to a demonstrator vehicle and/or a vehicle allowance, personal use of sporting or entertainment event tickets, and occasional use of secretarial services with respect to personal matters. The Company car programs are part of a competitive compensation package used to attract and retain executive talent in our industry and to familiarize our executive officers with the products that we sell. In addition, Mr. Jackson’s employment agreement provides for personal use of corporate aircraft of up to 35 hours per year. The personal use of aircraft is offered in consideration of the time demands of Mr. Jackson and to more effectively utilize travel time.
Our compensation program for named executive officers also includes other benefits, including participation in the Company’s life and health insurance and similar benefit programs (including the AutoNation 401(k) Plan and the AutoNation, Inc. Deferred Compensation Plan) on the same general terms as other participants in these programs.

Employment Agreement with CEO
We enter into employment agreements with persons serving as our Chief Executive Officer. The Committee believes that an employment agreement is appropriate to provide certainty regarding terms and conditions of employment and to aid in recruitment and retention. In September 2018, we entered into an amended employment agreement with Mr. Jackson, pursuant to which he served as Chairman, Chief Executive Officer and President of the Company until March 11, 2019, and he will continue to serve as Executive Chairman until December 31, 2021. In August 2019, we entered into an employment agreement with Ms. Miller, pursuant to which she serves as our Chief Executive Officer and President.
The Committee believes that entering into the amended employment agreement with Mr. Jackson furthered our efforts to retain him and obtain his assistance with the transition of leadership of the Company. The Committee believes that entering into an employment agreement with Ms. Miller also furthered our efforts to retain her. See the narrative following the “Summary Compensation Table” below for more information, including with respect to an employment agreement we entered into with Mr. Liebert.
Severance and Change in Control Policy and Agreements for Post-Termination Payments
We have a policy governing severance and change in control agreements with the Company’s named executive officers, which is set forth in our Corporate Governance Guidelines. Generally, the policy provides that we will not enter into any severance agreements with senior executives that provide specified benefits in an amount exceeding 299% of the sum of such executive’s base salary plus bonus unless such severance agreement has been submitted to a stockholder vote. Further, unless such severance agreement has been submitted to a stockholder vote, we will not enter into a severance agreement that provides for the payment of specified benefits to an executive triggered by (i) a change in control of our Company that is approved by stockholders but not completed, or (ii) a completed change in control of the Company in which the named executive officer remains employed in a substantially similar capacity by the successor entity. We have not entered into any change in control agreements with any of our named executive officers.
Our employment agreements with Ms. Miller and Mr. Jackson provide for payments or benefits at, following, or in connection with, termination under certain circumstances. We do not have employment agreements with our other named executive officers. The 2017 Plan, which is our active equity compensation plan, provides for vesting of unvested awards if they are not continued, assumed, or substituted, or in the event a qualifying termination of employment occurs within 24 months, following a change in control. The AutoNation, Inc. 2008 Employee Equity and Incentive Plan provides for accelerated vesting of unvested awards in the event of a change in control. These provisions are designed to promote stability and continuity of senior management.
In April 2018, the Board adopted the AutoNation, Inc. Executive Severance Plan (the “Severance Plan”) to help retain key employees and maintain a stable work environment by providing severance benefits to covered employees in the event of certain terminations of employment. Under the Severance Plan, in the event a covered employee is terminated without cause, or a covered employee terminates his or her employment for good reason, as long as such person (a) is not in material breach of any restrictive covenant agreement with the Company, (b) does not breach any such restrictive covenant agreement as if it had been in effect through the 18-month period following the applicable termination date, and (c) signs a waiver and release of claims, then such person will be entitled to receive:

•	in equal installments over 18 months, 1.5 times the sum of such person’s annual base salary and target annual bonus,

•
at the same time bonuses are paid to active employees generally, an amount equal to such person’s annual bonus as determined by the Committee based on actual performance, prorated for the number of days the person was employed during the calendar year, and

•	a payment equal to the cost of health insurance coverage under COBRA, grossed up for taxes, based on such person’s then-current elections for an 18-month period.

Each named executive officer who was serving as an executive officer of the Company as of December 31, 2019, other than Ms. Miller and Mr. Cade, was covered by the Severance Plan as of such date. Pursuant to the terms of the Severance Plan, in the event Mr. Jackson is terminated without cause or he terminates his employment for good reason, any severance pay or benefits to which Mr. Jackson would be entitled to under the Severance Plan would be coordinated so as to avoid the duplication of any severance pay or benefits that he would be entitled to receive pursuant to the terms of his employment agreement.
See “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures” for a description of certain separation agreements we entered into with Ms. Parlapiano and Mr. Liebert in connection with their separations of employment from the Company.
Policy Regarding Recoupment of Certain Incentive Compensation
In February 2015, the Board adopted the AutoNation, Inc. Policy Regarding Recoupment of Certain Incentive Compensation (the “Recoupment Policy”). Under the Recoupment Policy, if an officer (as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) of the Company engages in fraud, intentional misconduct, or gross negligence, and as a result, we are required to restate our financial statements due to material noncompliance with any financial reporting requirement, then we may require reimbursement or forfeiture of all or a portion of any excess incentive compensation paid to or received by such officer, during the three-year period preceding the date on which we are required to prepare the restatement, that would not have been paid or received under the specific terms of the applicable incentive award had the financial results been originally reported as set forth in the restatement. Each of our named executive officers is covered by the Recoupment Policy. A copy of the Recoupment Policy is available at investors.autonation.com.
Prohibition on Hedging and Short Sales
We prohibit our directors and our employees from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. In addition, we prohibit our directors and employees from engaging in short sales of our securities.
Consideration of the Company’s Stockholder Vote on Executive Compensation
At both our 2011 and 2017 Annual Meetings of Stockholders, our stockholders voted, on an advisory basis, to approve a triennial holding of the advisory vote on executive compensation. The Committee considers the results of each advisory vote on executive compensation. At our 2011, 2014, and 2017 Annual Meetings of Stockholders, our executive compensation program was approved by our stockholders, on an advisory basis, by more than 96%, 98%, and 98% of the votes cast, respectively. The Committee interpreted these result as an endorsement of our compensation program’s design and direction.
Tax Policies
To maintain flexibility and the ability to pay competitive compensation, we do not require all compensation to be deductible. Section 162(m) of the Code generally limits to $1.0 million the amount of remuneration that the Company may deduct in any calendar year for certain executive officers. Prior to 2018, we structured our annual incentive awards and long-term incentive awards with the intention of meeting the exception to this limitation for “performance-based” compensation, as defined in Section 162(m) of the Code, so that these amounts could be fully deductible for income tax purposes. The performance-based exception was eliminated effective as of January 1, 2018, and compensation paid to our named executive officers in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. We will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible.

Executive Stock Ownership Guidelines
In order to further align the long-term interests of management with the interests of our stockholders and to ensure an owner-oriented culture, the Board has established stock ownership guidelines for our Chief Executive Officer and President and each Executive Vice President. These guidelines provide that the Board expects that the person(s) holding the offices of Chief Executive Officer and/or President will hold shares of our common stock having a fair market value of not less than four times his or her annual base salary and that each Executive Vice President will hold shares of our common stock having a fair market value of not less than two times his or her annual base salary. These guidelines further provide that a covered executive is expected to retain 50% of any shares of our common stock, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), he or she receives upon the vesting or settlement of any equity awards or the exercise of any employee stock options, until the applicable threshold under the guidelines is met. In addition, the guidelines provide that each covered executive is expected to satisfy the guidelines by the later of January 31, 2022, or five years after he or she became a covered executive.
The following table sets forth information regarding the number and dollar value of shares held by each of our executive officers as of February 26, 2020, and lists the specific ownership requirements under the ownership guidelines. Each of our executive officers has satisfied such guidelines or has time remaining to do so under the guidelines.

Name	Ownership as of February 26, 2020		Ownership Requirement
	Number of Shares(1)	Dollar Value of Shares(2)
Mike Jackson	200,146	$8,748,382	$2,600,000 (2 x Salary)
Cheryl Miller	27,318	$1,194,070	$4,200,000 (4 x Salary)
Joseph T. Lower	2,070	$90,480	$1,500,000 (2 x Salary)
James R. Bender	1,802	$78,765	$1,550,000 (2 x Salary)
Marc Cannon	20,076	$877,522	$1,360,000 (2 x Salary)
C. Coleman Edmunds	12,530	$547,686	$1,260,000 (2 x Salary)

(1)	Includes common stock beneficially owned by each executive and excludes shares underlying stock options and unvested restricted stock.

(2)	The value of the shares is based on the closing price of our common stock on February 26, 2020 ($43.71).
Conclusion
The Committee believes that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling the Company to attract and retain talented executives. The Committee will continue to evolve and administer our compensation program in a manner that the Committee believes will be in the best interests of our Company and our stockholders.

COMPENSATION TABLES
Summary Compensation Table
The following table provides information regarding compensation earned by each of our named executive officers for 2019, 2018, and 2017, except in the case of Messrs. Bender, Edmunds, Cade, and Liebert who were not named executive officers in 2018 or 2017. This table should be read in conjunction with the narrative descriptions and analysis under “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)		Total ($)
Mike Jackson Executive Chairman and former Chief Executive Officer and President	2019	1,300,000	—	9,099,975		—		3,952,000	148,898	(3)	14,500,873
	2018	1,293,750	—	9,099,959		—		1,963,000	115,870		12,472,579
	2017	1,250,000	—	8,128,579		—		2,675,000	133,365		12,186,944
Cheryl Miller Chief Executive Officer and President and former Executive Vice President and Chief Financial Officer	2019	887,847	—	4,999,932		—		2,024,292	59,278	(4)	7,971,349
	2018	693,750	—	1,849,989		—		369,950	32,843		2,946,532
	2017	643,750	—	1,672,161		—		486,850	35,381		2,838,142
James R. Bender Executive Vice President and Chief Operating Officer	2019	774,115	—	1,099,978		—		1,058,989	28,626	(5)	2,961,708

Marc Cannon Executive Vice President and Chief Marketing Officer	2019	678,125	—	1,099,978		—		723,520	28,783	(6)	2,530,406
	2018	662,500	—	1,099,955		—		351,453	17,316		2,131,224
	2017	630,000	—	928,958		—		483,105	23,091		2,065,154
C. Coleman Edmunds Executive Vice President, General Counsel and Corporate Secretary	2019	620,000	—	1,099,978		—		670,320	23,822	(7)	2,414,120

Christopher Cade Senior Vice President and Chief Accounting Officer and Former Interim Chief Financial Officer	2019	410,919	—	499,974		—		315,390	19,458	(8)	1,245,741

Carl C. Liebert III Former Chief Executive Officer and President	2019	456,528	—	12,500,052	(9)	—		1,027,729	1,951,917	(10)	15,936,226	(9)

Donna Parlapiano Former Executive Vice President, Franchise Operations, M&A and Corporate Real Estate	2019	7,614	—	1,294,283	(11)	361,347	(11)	—	1,156,602	(12)	2,819,846
	2018	667,500	—	1,099,955		—		354,095	15,957		2,137,507
	2017	635,000	—	928,958		—		486,850	17,742		2,068,550

(1)
The amounts reported reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718 for each year shown in the table. For additional information regarding the calculation of these amounts, see Note 14 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of the performance-based RSUs granted to Ms. Miller and Messrs. Jackson, Bender, Cannon, Edmunds, and Liebert in 2019 as of the grant date would be as follows:

Mr. Jackson	Ms. Miller	Mr. Bender	Mr. Cannon	Mr. Edmunds	Mr. Liebert
$10,616,643	$5,833,177	$1,283,289	$1,283,289	$1,283,289	$5,833,337

(2)
The amounts reported for personal usage by Mr. Jackson of corporate aircraft are calculated based on the aggregate incremental cost to the Company. Such incremental cost to the Company is calculated based on the direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees, and other direct operating costs. The amounts reported for personal usage of cars are based on imputed income attributable to each named executive officer calculated in accordance with Treasury regulations, which amounts we believe are equal to or greater than our incremental costs of providing such usage. In addition to the perquisites and other benefits identified in the footnotes below, our named executive officers also are eligible to use our on-site fitness facility, and from time to time, use our tickets for sporting and entertainment events for personal purposes, and receive occasional secretarial support with respect to personal matters. These items do not represent incremental costs to the Company.

(3)	Includes $60,701 for personal usage of corporate aircraft, $27,480 for a vehicle allowance, $18,122 for demonstrator vehicle usage, and $42,594 for group term life insurance premiums.

(4)	Includes $39,345 for demonstrator vehicle usage, $9,961 for a vehicle allowance, and the cost of a Company paid executive health examination.

(5)	Includes $3,745 for demonstrator vehicle usage, $11,527 for a vehicle allowance, and $7,754 for group term life insurance premiums.

(6)	Includes $15,600 for a vehicle allowance, $5,165 for group term life insurance premiums, and the cost of a Company paid executive health examination.

(7)	Includes $9,593 for demonstrator vehicle usage, $4,129 for a vehicle allowance, and $4,500 for group term life insurance premiums.

(8)	Includes $15,600 for a vehicle allowance and $2,312 for a Company paid executive health examination.

(9)	Includes approximately $5,000,000 in respect of equity-based awards that Mr. Liebert forfeited as of his separation date.

(10)
Includes $962,742 for severance compensation (received pursuant to the terms of the Separation Agreement and General Release of All Claims by and between the Company and Mr. Liebert described below under “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures”), $586,577 for relocation reimbursement, and $380,574 for tax reimbursement.

(11)
Pursuant to the terms of the Separation Agreement and General Release of All Claims by and between the Company and Ms. Parlapiano described below under “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures,” the Company agreed to treat Ms. Parlapiano as “retirement” eligible with respect to outstanding equity awards held by her as of her separation date. The amounts reported reflect the aggregate grant date fair value of each modified award computed in accordance with FASB ASC Topic 718.

(12)
Includes $1,154,430 for severance compensation (received pursuant to the terms of the Separation Agreement and General Release of All Claims by and between the Company and Ms. Parlapiano described below under “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures”).

Employment Agreement with Mr. Jackson. In September 2018, we entered into an amended employment agreement with Mr. Jackson, pursuant to which he served as Chairman, Chief Executive Officer and President of the Company until March 11, 2019, and he will continue to serve as Executive Chairman until December 31, 2021, subject to earlier termination in certain circumstances.
Mr. Jackson’s amended employment agreement provides that, through December 31, 2020, his annual base salary will be $1.3 million and his target annual incentive award will be 200% of his annual base salary. From January 1, 2021 through December 31, 2021, his annual base salary will be $1.0 million, and his target annual incentive award will be 150% of his annual base salary. In addition, the amended employment agreement provides that he will be granted equity-based awards, upon such terms and conditions as are determined in the discretion of the Compensation Committee, with an aggregate grant date fair value equal to $9.1 million, $5.0 million, and $3.0 million in 2019, 2020, and 2021, respectively. Although the amended employment agreement establishes the grant date fair value for Mr. Jackson’s annual grant of equity-based awards, his actual payout under the terms of those awards could have been, or in the future could be, zero shares (or $0) if any applicable performance conditions had not been, or are not, met.
See “Potential Payments Upon Termination or Change in Control” for a description of certain provisions in Mr. Jackson’s employment agreement that provide for payments or benefits to him at, following, or in connection with, termination under certain circumstances. The agreement also contains certain restrictive covenants and provides that Mr. Jackson is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.

Employment Agreement with Ms. Miller. In August 2019, we entered into an employment agreement with Ms. Miller, pursuant to which she serves as our Chief Executive Officer and President. Under the employment agreement, the employment period will continue until July 31, 2022, subject to earlier termination in certain circumstances.
The employment agreement provides that Ms. Miller’s annual base salary will be $1,050,000, subject to annual review and adjustment by the Compensation Committee, provided that her annual base salary may not be reduced during the employment period. The employment agreement also provides that, during the employment period, Ms. Miller will participate in the Company’s annual bonus plan at such target award levels and upon such terms and conditions as may be established by the Compensation Committee, provided that the target award level will be no less than 150% of her then-current annual base salary. Ms. Miller will be eligible to receive an annual grant of equity-based awards during the employment period at an appropriate level as determined by the Committee, with a grant date fair value of no less than $5,000,000. This amount is in the bottom quartile for annual long-term incentive awards for Chief Executive Officers in our peer group, based on benchmark data prepared for us by PM. Although the grant date fair value for Ms. Miller’s annual grant of equity-based awards may not be less than $5,000,000, her actual payout under the terms of those awards could be zero shares (or $0) if any applicable performance conditions are not met. Pursuant to the terms of the employment agreement, Ms. Miller received a “top-up” equity award intended to bring the award previously provided to Ms. Miller in her role as Chief Financial Officer up to the level she would have been granted in March 2019 in the role of CEO. The “top-up” equity award was made in the form of performance-based RSUs with an aggregate grant date fair value of $3,150,000, and granted in the same proportion, subject to the same vesting schedules and performance conditions, as her 2019 long-term incentive award described above under “Compensation Discussion and Analysis - Long-Term Incentive Awards.”
See “Potential Payments Upon Termination or Change in Control” for a description of certain provisions in her employment agreement that provide for payments or benefits to her at, following, or in connection with, termination under certain circumstances.
Employment Agreement with Mr. Liebert. We entered into an employment agreement with Mr. Liebert in February 2019, which was subsequently terminated. The employment agreement provided him with (i) an annual base salary of $1,000,000, (ii) a target award level under the Company’s annual incentive plan of 150% of his then-current annual base salary, and (iii) reimbursement of relocation costs in connection with his move to Florida. In addition, Mr. Liebert received a sign-on award (the “Sign-on Award”) of 217,834 restricted stock units, subject to a three-year installment vesting schedule and his compliance with certain restrictive covenants. The Sign-on Award was intended to replace certain stock-based awards that Mr. Liebert forfeited from prior employment in connection with his recruitment to the Company.
Mr. Liebert’s employment agreement provided that, upon a termination of his employment by the Company without “cause” or his resignation for “good reason,” then, subject to his compliance with all applicable restrictive covenants and his execution of a mutually acceptable severance agreement and release, he would be entitled to receive: (i) in equal installments over 18 months, 1.5 times the sum of his annual base salary and target annual bonus, (ii) in a lump sum at the same time bonuses are paid to active employees generally, an amount equal to his annual bonus as determined by the Committee based on actual performance, prorated for the number of days he was employed during the calendar year through the applicable termination date, and (iii) “retirement” treatment for his Sign-On Award.
See “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures” below for a description of the separation agreement we entered into with Mr. Liebert in connection with his separation of employment, which constituted an involuntary termination without cause under the terms of his employment agreement. The separation agreement replaced Mr. Liebert’s employment agreement and confirmed the severance pay and benefits he was entitled to under the terms of his employment agreement.
Grants of Plan-Based Awards in Fiscal 2019
The following table sets forth certain information with respect to the non-equity incentive plan awards and the stock-based awards granted to our named executive officers in 2019 under the 2017 Plan (other than in the case of Mr. Cade, who received an annual incentive award under the AOP, and Ms. Parlapiano who did not receive any such awards in 2019). The material terms of these awards are described above in the sections titled “Annual Incentive Awards” and “Long-Term Incentive Awards” under “Compensation Discussion and Analysis.”

Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(1)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mike Jackson	PBRSU	3/1/2019	2/12/2019					173,879		6,066,638
	PBRSU-EBITDA	3/1/2019	2/12/2019				17,388	34,776	52,164	1,213,335
	PBRSU-ROIC	3/1/2019	2/12/2019				17,388	34,776	52,164	1,213,335
	PBRSU-CSI	3/1/2019	2/12/2019				8,694	17,388	26,082	606,667
	Annual Cash			1,300,000	2,600,000	5,200,000
Cheryl Miller	PBRSU	3/1/2019	2/12/2019					35,349		1,233,327
	PBRSU-EBITDA	3/1/2019	2/12/2019				3,535	7,070	10,605	246,672
	PBRSU-ROIC	3/1/2019	2/12/2019				3,535	7,070	10,605	246,672
	PBRSU-CSI	3/1/2019	2/12/2019				1,767	3,534	5,301	123,301
	PBRSU	8/1/2019	7/26/2019					43,586		2,099,973
	PBRSU-EBITDA	8/1/2019	7/26/2019				4,358	8,717	13,075	419,985
	PBRSU-ROIC	8/1/2019	7/26/2019				4,358	8,717	13,075	419,985
	PBRSU-CSI	8/1/2019	7/26/2019				2,179	4,359	6,538	210,017
	Annual Cash(2)			665,886	1,331,771	2,663,542
James R. Bender	PBRSU	3/1/2019	2/12/2019					21,018		733,318
	PBRSU-EBITDA	3/1/2019	2/12/2019				2,102	4,204	6,306	146,678
	PBRSU-ROIC	3/1/2019	2/12/2019				2,102	4,204	6,306	146,678
	PBRSU-CSI	3/1/2019	2/12/2019				1,050	2,101	3,151	73,304
	Annual Cash(3)			348,352	696,704	1,393,408
Marc Cannon	PBRSU	3/1/2019	2/12/2019					21,018		733,318
	PBRSU-EBITDA	3/1/2019	2/12/2019				2,102	4,204	6,306	146,678
	PBRSU-ROIC	3/1/2019	2/12/2019				2,102	4,204	6,306	146,678
	PBRSU-CSI	3/1/2019	2/12/2019				1,050	2,101	3,151	73,304
	Annual Cash			238,000	476,000	952,000
C. Coleman Edmunds	PBRSU	3/1/2019	2/12/2019					21,018		733,318
	PBRSU-EBITDA	3/1/2019	2/12/2019				2,102	4,204	6,306	146,678
	PBRSU-ROIC	3/1/2019	2/12/2019				2,102	4,204	6,306	146,678
	PBRSU-CSI	3/1/2019	2/12/2019				1,050	2,101	3,151	73,304
	Annual Cash			220,500	441,000	882,000
Christopher Cade	RSU	3/1/2019	2/12/2019					14,330		499,974
	Annual Cash			103,747	207,494	414,988
Carl C. Liebert III	RSU	3/11/2019	2/12/2019					217,834		7,500,025
	PBRSU(4)	3/11/2019	2/12/2019					96,815		3,333,340
	PBRSU-EBITDA(4)	3/11/2019	2/12/2019				9,681	19,363	29,044	666,668
	PBRSU-ROIC(4)	3/11/2019	2/12/2019				9,681	19,363	29,044	666,668
	PBRSU-CSI(4)	3/11/2019	2/12/2019				4,841	9,682	14,523	333,351
	Annual Cash			338,069	676,137	1,352,274

(1)	Amounts reported in this column are based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(2)
In connection with her appointment as Chief Executive Officer and President in July 2019, and pursuant to the terms of her employment agreement, the Company increased Ms. Miller’s target incentive award for 2019 from 70% to 150%. Ms. Miller’s annual incentive payout for 2019 was calculated applying the 150% target percentage to the actual base salary that she received for 2019.

(3)
In connection with his promotion to Chief Operating Officer, the Company increased Mr. Bender’s target incentive award for 2019 from 70% to 90%. Mr. Bender’s annual incentive payout for 2019 was calculated applying the 90% target percentage to the actual base salary that he received for 2019.

(4)	Mr. Liebert forfeited these stock-based awards in connection with his separation of employment from the Company.
Pursuant to the terms of the Separation Agreement and General Release of All Claims by and between the Company and Ms. Parlapiano described below under “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures,” the Company agreed to treat Ms. Parlapiano as “retirement” eligible with respect to outstanding equity awards held by her as of her separation date. The following table sets forth certain information with respect to the modification of those awards required to be included in our Grants of Plan-Based Awards table. Ms. Parlapiano was not eligible for a non-equity incentive plan award or stock-based award in 2019.

Name	Award Type	Grant Date(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold (#)	Target (#)	Maximum (#)
Donna Parlapiano	Option	1/3/2019					1,041	32.50	9,592
	Option	1/3/2019					1,041	34.51	9,045
	Option	1/3/2019					2,081	40.37	14,217
	Option	1/3/2019					1,041	35.99	9,249
	Option	1/3/2019					1,892	34.09	18,591
	Option	1/3/2019					1,892	35.00	17,840
	Option	1/3/2019					2,838	41.16	20,231
	Option	1/3/2019					2,838	38.63	22,695
	Option	1/3/2019					3,270	43.45	21,009
	Option	1/3/2019					3,270	46.22	18,534
	Option	1/3/2019					3,270	47.25	17,692
	Option	1/3/2019					3,270	48.80	16,499
	Option	1/3/2019					3,427	52.65	14,551
	Option	1/3/2019					3,427	57.44	11,766
	Option	1/3/2019					3,427	54.04	13,678
	Option	1/3/2019					3,427	58.29	11,334
	Option	1/3/2019					3,427	62.60	9,388
	Option	1/3/2019					3,427	62.93	9,255
	Option	1/3/2019					3,427	58.08	11,439
	Option	1/3/2019					3,427	64.48	8,654
	Option	1/3/2019					17,824	52.53	76,088
	Restricted Stock	1/3/2019				4,143			149,355
	PBRSU	1/3/2019		10,728					386,744
	PBRSU-EBITDA	1/3/2019	953	1,907	2,860				56,371
	PBRSU-ROIC	1/3/2019	953	1,907	2,860				60,496
	PBRSU-CSI	1/3/2019	477	954	1,431				34,372
	PBRSU	1/3/2019		14,917					537,758
	PBRSU-EBITDA	1/3/2019	497	994	1,491				26,528
	PBRSU-ROIC	1/3/2019	497	994	1,491				24,735
	PBRSU-CSI	1/3/2019	248	497	745				17,924

(1)	Grant dates in this column represent the modification date with respect to each award in accordance with FASB ASC Topic 718.

(2)	Amounts reported in this column are based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at End of Fiscal 2019
The following table provides information concerning unexercised stock options and unvested restricted stock and restricted stock units held by our named executive officers as of December 31, 2019.

		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mike Jackson(3)	9/1/2011	32,231	—	40.37	3/1/2021
	9/4/2012	29,294	—	41.16	3/1/2022
	12/3/2012	29,294	—	38.63	3/1/2022
	3/1/2013	25,316	—	43.45	3/1/2023
	6/3/2013	25,316	—	46.22	3/1/2023
	9/3/2013	25,316	—	47.25	3/1/2023
	12/2/2013	25,316	—	48.80	3/1/2023
	3/3/2014	47,731	—	52.65	3/3/2024
	6/2/2014	47,732	—	57.44	3/3/2024
	9/2/2014	47,732	—	54.04	3/3/2024
	12/1/2014	47,732	—	58.29	3/3/2024
	3/2/2015	47,731	—	62.60	3/2/2025
	6/1/2015	47,732	—	62.93	3/2/2025
	9/1/2015	47,732	—	58.08	3/2/2025
	12/1/2015	47,732	—	64.48	3/2/2025
	3/1/2016	185,949	106,500	52.53	3/1/2026
	4/19/2017					—	—	62,576	(4)	3,043,071
	4/19/2017					—	—	10,325	(5)	502,105
	4/19/2017					—	—	10,325	(6)	502,105
	4/19/2017					—	—	10,326	(7)	502,153
	3/1/2018					—	—	92,555	(4)	4,500,950
	3/1/2018					—	—	12,341	(8)	600,143
	3/1/2018					—	—	12,341	(8)	600,143
	3/1/2018					—	—	6,171	(8)	300,096
	3/1/2019					—	—	173,879	(4)	8,455,736
	3/1/2019					—	—	17,388	(8)	845,578
	3/1/2019					—	—	17,388	(8)	845,578
	3/1/2019					—	—	8,694	(8)	422,789
Cheryl Miller	9/1/2011	1,243	—	40.37	3/1/2021
	12/1/2011	1,243	—	35.99	3/1/2021
	3/1/2012	1,229	—	34.09	3/1/2022
	6/1/2012	1,229	—	35.00	3/1/2022
	9/4/2012	1,229	—	41.16	3/1/2022
	12/3/2012	1,229	—	38.63	3/1/2022
	3/1/2013	1,150	—	43.45	3/1/2023
	6/3/2013	1,150	—	46.22	3/1/2023
	9/3/2013	1,150	—	47.25	3/1/2023
	12/2/2013	1,150	—	48.80	3/1/2023
	3/3/2014	51,207	—	52.65	3/3/2024
	6/2/2014	11,207	—	57.44	3/3/2024
	9/2/2014	11,207	—	54.04	3/3/2024
	12/1/2014	11,207	—	58.29	3/3/2024
	3/2/2015	12,500	—	62.60	3/2/2025
	6/1/2015	12,500	—	62.93	3/2/2025
	9/1/2015	12,500	—	58.08	3/2/2025
	12/1/2015	12,500	—	64.48	3/2/2025

		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Cheryl Miller	3/1/2016	64,500	21,500	52.53	3/1/2026
(continued)	4/19/2017					—	—	12,873	(4)	626,014
	4/19/2017					—	—	2,575	(5)	125,222
	4/19/2017					—	—	2,575	(6)	125,222
	4/19/2017					—	—	2,575	(7)	125,222
	3/1/2018					—	—	18,816	(4)	915,022
	3/1/2018					—	—	2,509	(8)	122,013
	3/1/2018					—	—	2,509	(8)	122,013
	3/1/2018					—	—	1,254	(8)	60,982
	3/1/2019					—	—	35,349	(4)	1,719,022
	3/1/2019					—	—	3,535	(8)	171,907
	3/1/2019					—	—	3,535	(8)	171,907
	3/1/2019					—	—	1,767	(8)	85,929
	8/1/2019					—	—	43,586	(4)	2,119,587
	8/1/2019					—	—	4,358	(8)	211,930
	8/1/2019					—	—	4,358	(8)	211,930
	8/1/2019					—	—	2,179	(8)	105,965
James R. Bender	3/1/2013	1,626	—	43.45	3/1/2023
	6/3/2013	1,626	—	46.22	3/1/2023
	9/3/2013	1,626	—	47.25	3/1/2023
	12/2/2013	1,626	—	48.80	3/1/2023
	3/3/2014	2,130	—	52.65	3/3/2024
	6/2/2014	2,130	—	57.44	3/3/2024
	9/2/2014	2,130	—	54.04	3/3/2024
	12/1/2014	2,130	—	58.29	3/3/2024
	3/2/2015	2,130	—	62.60	3/2/2025
	6/1/2015	2,130	—	62.93	3/2/2025
	9/1/2015	2,130	—	58.08	3/2/2025
	12/1/2015	2,130	—	64.48	3/1/2026
	3/1/2016					516	25,093	—		—
	3/1/2016	6,390	2,130	52.53	3/1/2026
	4/19/2017					—	—	3,017	(4)	146,717
	3/1/2018					—	—	3,432	(4)	166,898
	3/1/2019					—	—	21,018	(4)	1,022,105
	3/1/2019					—	—	2,102	(8)	102,220
	3/1/2019					—	—	2,102	(8)	102,220
	3/1/2019					—	—	1,051	(8)	51,110
Marc Cannon	3/1/2013	3,270	—	43.45	3/1/2023
	6/3/2013	3,270	—	46.22	3/1/2023
	9/3/2013	3,270	—	47.25	3/1/2023
	12/2/2013	3,270	—	48.80	3/1/2023
	3/3/2014	3,427	—	52.65	3/3/2024
	6/2/2014	3,427	—	57.44	3/3/2024
	9/2/2014	3,427	—	54.04	3/3/2024
	12/1/2014	3,427	—	58.29	3/3/2024
	3/2/2015	3,427	—	62.60	3/2/2025
	6/1/2015	3,427	—	62.93	3/2/2025
	9/1/2015	3,427	—	58.08	3/2/2025
	12/1/2015	3,427	—	64.48	3/2/2025
	3/1/2016					1,019	49,554	—		—

		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Marc Cannon	3/1/2016	13,368	4,456	52.53	3/1/2026
(continued)	4/19/2017					—	—	7,152	(4)	347,802
	4/19/2017					—	—	1,430	(5)	69,541
	4/19/2017					—	—	1,430	(6)	69,541
	4/19/2017					—	—	1,431	(7)	69,590
	3/1/2018					—	—	11,188	(4)	544,072
	3/1/2018					—	—	1,492	(8)	72,556
	3/1/2018					—	—	1,492	(8)	72,556
	3/1/2018					—	—	746	(8)	36,278
	3/1/2019					—	—	21,018	(4)	1,022,105
	3/1/2019					—	—	2,102	(8)	102,220
	3/1/2019					—	—	2,102	(8)	102,220
	3/1/2019					—	—	1,051	(8)	51,110
C. Coleman Edmunds	3/1/2011	1,380	—	35.50	3/1/2021
	6/1/2011	4,162	—	34.51	3/1/2021
	9/1/2011	4,162	—	40.37	3/1/2021
	12/1/2011	4,162	—	35.99	3/1/2021
	3/1/2012	3,027	—	34.09	3/1/2022
	6/1/2012	3,027	—	35.00	3/1/2022
	9/4/2012	3,027	—	41.16	3/1/2022
	12/3/2012	3,027	—	38.63	3/1/2022
	3/1/2013	3,270	—	43.45	3/1/2023
	6/3/2013	3,270	—	46.22	3/1/2023
	9/3/2013	3,270	—	47.25	3/1/2023
	12/2/2013	3,270	—	48.80	3/1/2023
	3/3/2014	2,741	—	52.65	3/3/2024
	6/2/2014	2,741	—	57.44	3/3/2024
	9/2/2014	2,741	—	54.04	3/3/2024
	12/1/2014	2,741	—	58.29	3/3/2024
	3/2/2015	3,427	—	62.60	3/2/2025
	6/1/2015	3,427	—	62.93	3/2/2025
	9/1/2015	3,427	—	58.08	3/2/2025
	12/1/2015	3,427	—	64.48	3/2/2025
	3/1/2016					554	26,941	—		—
	3/1/2016	8,223	2,741	52.53	3/1/2026
	4/19/2017					—	—	5,364	(4)	260,851
	5/1/2017					—	—	3,001	(4)	145,939
	3/1/2018					—	—	10,171	(4)	494,616
	3/1/2018					—	—	1,356	(8)	65,942
	3/1/2018					—	—	1,356	(8)	65,942
	3/1/2018					—	—	678	(8)	32,971
	3/1/2019					—	—	21,018	(4)	1,022,105
	3/1/2019					—	—	2,102	(8)	102,220
	3/1/2019					—	—	2,102	(8)	102,220
	3/1/2019					—	—	1,050	(8)	51,062

		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Christopher Cade	9/1/2015	965	—	58.08	3/2/2025
	12/1/2015	965	—	64.48	3/2/2025
	3/1/2016					403	19,598	—		—
	3/1/2016	3,621	1,207	52.53	3/1/2026
	4/19/2017					—	—	2,682	(4)	130,426
	3/1/2018					—	—	6,102	(4)	296,740
	3/1/2019					—	—	14,330	(4)	696,868
Carl C. Liebert III	3/11/2019					—	—	217,834	(9)	10,593,267
Donna Parlapiano	3/3/2014	3,427	—	52.65	1/3/2022
	6/2/2014	3,427	—	57.44	1/3/2022
	9/2/2014	3,427	—	54.04	1/3/2022
	12/1/2014	3,427	—	58.29	1/3/2022
	3/2/2015	3,427	—	62.60	1/3/2022
	6/1/2015	3,427	—	62.93	1/3/2022
	9/1/2015	3,427	—	58.08	1/3/2022
	12/1/2015	3,427	—	64.48	1/3/2022
	3/1/2016	17,824	—	52.53	1/3/2022
	4/19/2017					—	—	7,152	(4)	347,802
	4/19/2017					—	—	954	(5)	46,393
	4/19/2017					—	—	954	(6)	46,393
	4/19/2017					—	—	954	(7)	46,393
	3/1/2018					—	—	11,188	(4)	544,072
	3/1/2018					—	—	497	(7)	24,169
	3/1/2018					—	—	497	(7)	24,169
	3/1/2018					—	—	249	(7)	12,109

(1)
Stock options and shares of restricted stock vested in 25% annual increments on each of the first four anniversaries of June 1 of the year in which they were granted for awards granted prior to 2016 and March 1 of the year in which they were granted for awards granted in 2016. RSUs vest in 25% annual increments on each of the first four anniversaries of March 1 of the year in which they were granted.

(2)	Based on the closing price per share of our common stock on December 31, 2019 ($48.63).

(3)	Options and RSUs transferred by Mr. Jackson pursuant to transactions that were exempt from Section 16 of the Exchange Act pursuant to Rule 16a-12 promulgated thereunder are not shown in the table.

(4)	These RSUs vest in 25% annual increments on each of the first four anniversaries of March 1 of the year in which they were granted.

(5)
These RSUs are shown at the threshold amount (50% of the target number of shares awarded). In January 2020, the Committee certified the Company’s performance relative to the performance goal established for this award and approved a payout equal to 88% of the target number of shares awarded.

(6)
These RSUs are shown at the threshold amount (50% of the target number of shares awarded). In January 2020, the Committee certified the Company’s performance relative to the performance goal established for this award and approved a payout equal to 96% of the target number of shares awarded.

(7)
These RSUs are shown at the target amount. In January 2020, the Committee certified the Company’s performance relative to the performance goal established for this award and approved a payout equal to the target number of shares awarded.

(8)
These RSUs are shown at the threshold amount (50% of the target number of shares awarded). These awards are scheduled to cliff vest on the date that the achievement of the applicable performance goal is certified following the applicable three-year performance period. Each of the Adjusted EBITDA, ROIC, and CSI performance goals are discussed under “Compensation Discussion and Analysis - Long-Term Incentive Awards” above.

(9)
The restricted stock units vest in one-third annual increments on each of March 11, 2020, March 1, 2021, and March 1, 2022, subject to Mr. Liebert’s compliance with certain restrictive covenants set forth in his Separation Agreement described below under “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures.”

Option Exercises and Stock Vested in Fiscal 2019
The following table provides information concerning exercises of stock options and vesting of restricted stock and restricted stock units held by the named executive officers during 2019.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mike Jackson	192,385	3,021,687	62,139	2,168,030
Cheryl Miller	5,936	136,078	12,708	443,382
James R. Bender	—	—	5,310	198,390
Marc Cannon	18,637	242,600	9,155	324,512
C. Coleman Edmunds	—	—	9,990	360,115
Christopher Cade	—	—	4,171	147,935
Carl C. Liebert III	—	—	—	—
Donna Parlapiano	27,744	90,477	11,448	404,227
Non-Qualified Deferred Compensation in Fiscal 2019
The AutoNation, Inc. Deferred Compensation Plan (“DCP”) affords the named executive officers and certain other employees the opportunity to defer up to 75% of base salary and 90% of bonuses and/or commissions on a pre-tax basis. For 2019, we provided matching contributions for both the DCP and the AutoNation 401(k) Plan. Participants eligible for a matching contribution under the DCP were not eligible for the matching contribution in the AutoNation 401(k) Plan.
For 2019, we provided eligible participants under the DCP a matching contribution of 100% on the first $5,600 deferred. The 2019 matching contributions were credited by the Company as of January 2, 2020. One-third of the 2019 matching contributions vested as of January 2, 2020, and an additional one-third will vest in January 2021 and 2022, provided, however, that a participant’s matching contribution will immediately vest in the event of the death of such participant, the disability of such participant, or the attainment of age sixty with at least six years of service by such participant, while such participant is actively employed with the Company. Our non-employee directors are also eligible to defer all or a portion of their annual and committee retainers under the DCP. We do not provide matching contributions to non-employee directors that participate in the DCP.
Earnings on deferrals are based on “deemed” investments in funds selected for inclusion in the DCP by us. Additionally, the DCP provides for payment of vested deferrals and earnings upon separation from service, death, and disability as well as upon specified payment dates selected by the participants. Participants may elect to receive payments upon specified in-service dates (in the form of a lump sum payment or up to five annual installments) or upon separation from service (in the form of a lump sum payment or up to 15 annual installments). The DCP is intended to meet the requirements of Section 409A of the Code and other relevant provisions thereunder and related Treasury regulations.

The following table sets forth the non-qualified deferred compensation activity for each named executive officer during 2019.

Name	Executive Contributions in Last Fiscal Year ($)		AutoNation Contributions in Last Fiscal Year ($)		Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
Mike Jackson	—		—		—	1,110,375	(2)	—
Cheryl Miller	42,995	(3)	5,600	(4)	61,681	—		351,963	(5)
James R. Bender	92,594	(3)	5,600	(4)	105,089	—		712,247
Marc Cannon	135,000	(3)	5,600	(4)	219,645	—		989,375	(6)
C. Coleman Edmunds	79,333	(3)	5,600	(4)	71,687	—		509,904
Christopher Cade	—		—		—	—		—
Carl C. Liebert III	—		—		—	—		—
Donna Parlapiano	—		—		1,062	9,112		—

(1)	These amounts are not included in the “Summary Compensation Table.”

(2)
Amount reflects the portions of the 2016, 2017, and 2018 non-equity incentive plan compensation earned by Mr. Jackson (and included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for 2016, 2017, and 2018, respectively) that was deferred under his deferred bonus program and paid to him in February 2019.

(3)
Amounts are included in the “Salary” column for 2019 in the “Summary Compensation Table,” except for $36,995 for Ms. Miller, $75,000 for Mr. Cannon, and $30,000 for Mr. Edmunds, which amounts are included in the “Non-Equity Incentive Plan Compensation” column for 2018 in the “Summary Compensation Table” for each of them.

(4)	Amounts represent 2019 matching contributions under the DCP, which were credited by the Company as of January 2, 2020.

(5)	$191,221 of this amount has been previously reported as compensation in the “Summary Compensation Table” for previous years.

(6)	$198,200 of this amount has been previously reported as compensation in the “Summary Compensation Table” for previous years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that would have been payable to each of our named executive officers under any contract, agreement, plan, or arrangement with us that provides for any payment to such executive in the event of termination of such executive’s employment or a change in control of the Company, in each case assuming the termination or change in control occurred effective as of December 31, 2019, the last business day of our last completed fiscal year. See “Named Executive Officer Departures” below for information regarding separation agreements we entered into with Ms. Parlapiano in the first quarter of 2019 and with Mr. Liebert in the third quarter of 2019.
The amount of compensation payable to each named executive officer serving on December 31, 2019 upon “termination for cause,” “voluntary termination” (or “voluntary termination for good reason” and “voluntary termination without good reason”), “death or disability,” “retirement,” “involuntary termination without cause,” and “change in control,” as applicable, is shown below. We have prepared the tables based on the assumptions set forth below under “General Assumptions,” and the tables should be considered in conjunction with those assumptions and the disclosures below the tables.
In April 2018, the Board adopted the AutoNation, Inc. Executive Severance Plan to help retain key employees and maintain a stable work environment by providing severance benefits to covered employees in the event of certain terminations of employment. Under the Severance Plan, in the event a covered employee is terminated without cause, or a covered employee terminates his or her employment for good reason, as long as such person (a) is not in material breach of any restrictive covenant agreement with the Company, (b) does not breach any such restrictive covenant agreement as if it had been in effect through the 18-month period following the applicable termination date, and (c) signs a waiver and release of claims, then such person will be entitled to receive:

•	in equal installments over 18 months, 1.5 times the sum of such person’s annual base salary and target annual bonus,

•
at the same time bonuses are paid to active employees generally, an amount equal to such person’s annual bonus as determined by the Committee based on actual performance, prorated for the number of days the person was employed during the calendar year, and

•	a payment equal to the cost of health insurance coverage under COBRA, grossed up for taxes, based on such person’s then-current elections for an 18-month period.
Each named executive officer who was serving as an executive officer of the Company as of December 31, 2019, other than Ms. Miller and Mr. Cade, was covered by the Severance Plan as of such date. Pursuant to the terms of the Severance Plan, in the event Mr. Jackson is terminated without cause or he terminates his employment for good reason, any severance pay or benefits to which Mr. Jackson would be entitled to under the Severance Plan would be coordinated so as to avoid the duplication of any severance pay or benefits that he would be entitled to receive pursuant to the terms of his employment agreement.
General Assumptions
Annual Incentive and Vested Restricted Stock Unit Awards
Since the assumed date of termination is December 31, 2019, the end of the applicable performance period, the payment of an annual incentive award in respect of 2019 pursuant to any employment agreement or the Severance Plan is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” and not as “Cash Severance” in the tables below. In addition, the tables below do not reflect the value of shares that were paid out in respect of the 2017-2019 RSUs awarded to Mr. Jackson, Ms. Miller, Mr. Cannon, and Ms. Parlapiano, respectively, since the 2017-2019 RSUs vested based on performance through December 31, 2019. See “Compensation Discussion and Analysis” and the “Outstanding Equity Awards at End of Fiscal 2019” table above for additional information regarding the 2017-2019 RSUs.

Stock-Based Awards
In certain cases upon a termination of employment, the vesting of unvested stock options and shares of restricted stock would be accelerated. In the event of a participant’s death, the vesting of RSUs would be accelerated or would continue on a prorated basis, subject to the satisfaction of applicable performance goals. In certain cases upon a termination of employment (other than as a result of death), the vesting of RSUs would continue in full or on a prorated basis, subject to the satisfaction of applicable performance goals, following the termination of employment.
To determine the value of each unvested stock option that would accelerate in the applicable cases, we calculated the difference, if positive, between (1) the closing price per share of our common stock on December 31, 2019, which was $48.63, and (2) the exercise price of such stock option, and multiplied such difference by the number of shares underlying such stock option. Since vested stock options are already exercisable upon termination (except in the case of a termination for “cause”), no value is attributable in the tables to the extension of the exercise period for such vested options. All unvested stock options held by our named executive officers as of December 31, 2019 had a higher exercise price than the closing price per share of our common stock on such date. Accordingly, no value is shown for the acceleration of such unvested stock options in the tables below.
To determine the market value of unvested shares of restricted stock and RSUs that would accelerate, and the market value of unvested RSUs that would continue to vest in the applicable cases, we multiplied (x) the number of unvested shares of restricted stock and RSUs that would accelerate or continue to vest by (y) $48.63. In addition, in the case of unvested RSUs that would continue to vest on a prorated basis subject to the satisfaction of applicable performance goals, we assumed that the target level of performance would be achieved.
Change in Control
We have not entered into any change in control agreements with any of our named executive officers. Under the 2008 Plan, in the event of a “change in control” (as defined in the 2008 Plan and related agreements), all outstanding stock options held by a named executive officer shall become immediately exercisable in full and, unless waived in advance of such change in control by our Board, such executive shall have the right to require us to pay, in cancellation of options, an amount equal to the product of (i) the excess of (a) the fair market value per share of the stock over (b) the option price times (ii) the number of shares of stock specified by such executive in a written notice to us. In addition, in the event of a change in control, all unvested shares of restricted stock held by a named executive officer shall immediately vest.
Under the 2017 Plan, if an outstanding award is continued, assumed, or substituted in connection with a “change in control” (as defined in the 2017 Plan and related agreements), then, in the case of awards subject to performance goals, the performance goals will be deemed to be achieved at the target level of performance, and the awards will vest in full at the end of the applicable performance period, subject to the participant’s continued employment. If within 24 months following such change in control, a participant’s employment or service is terminated without cause or the participant resigns with good reason (as defined in the 2017 Plan and related agreements), (i) all of such participant’s outstanding option awards that have not yet vested will immediately vest and become exercisable and (ii) all restrictions on such participant’s restricted stock awards and restricted stock units will immediately lapse and such awards will be settled as soon as reasonably practicable.
Under the 2017 Plan, if an outstanding award is not continued, assumed, or substituted in connection with a change in control, then (i) all outstanding option awards will immediately vest and become exercisable and (ii) all restrictions on such participant’s restricted stock awards and restricted stock units will immediately lapse and such awards will be settled as soon as reasonably practicable (if applicable, assuming achievement at the target level of performance goals).
The tables below disclose the value of unvested stock options, shares of restricted stock, and restricted stock units held by our named executive officers that would have accelerated if a change in control had taken place on December 31, 2019. To determine such value, we used the formula and assumptions described above under “Stock-Based Awards.” With respect to awards granted under the 2017 Plan, we assumed that such awards were not continued, assumed, or substituted in connection with the change in control.

Restrictive Covenant Agreements
Our named executive officers have entered into restrictive covenants and other obligations as contained in various stock-based award agreements, non-competition agreements, and other similar agreements with us in connection with their employment or the grant of stock-based awards. Generally, these restrictive covenants provide a restriction of one year in which the named executive officer may not perform certain activities within specified geographic regions. The competitive activities include generally (i) participating or owning an interest in an entity engaged in the auto business (as defined in the applicable agreement) or any other business of the type and character engaged in by us, (ii) employing any person that was employed by us within the prior six months or seeking to induce any such person to leave his or her employment, (iii) soliciting any customer to patronize any business in competition with our business, or (iv) requesting or advising our customers or vendors to withdraw, curtail, or cancel their business with us. In certain cases, the receipt of post-termination benefits by our named executive officers is conditioned upon their compliance with these restrictive covenants. In addition, if a named executive officer violates these restrictive covenants or other Company policy, (x) all vested and unvested employee stock options held by him or her would terminate immediately, and he or she would be required to pay to the Company an amount equal to the gain on any exercise of any stock option exercised by him or her during the preceding 12 months and (y) all unvested shares of restricted stock held by him or her would be immediately forfeited, and he or she would be required to pay to the Company an amount equal to the value of any restricted stock that vested during the preceding 12 months. The following tables assume that each of our named executive officers would have complied with these agreements.
Receipt of Benefits
To the extent required in order to comply with Section 409A of the Code, certain payments that would otherwise be made during the six-month period immediately following the executive’s termination of employment may instead be paid on the first business day after the date that is six months following the executive’s “separation from service” within the meaning of Section 409A.
Description of Triggering Events
Termination for Cause
Under our employment agreements with Ms. Miller and Mr. Jackson, termination for “cause” generally means termination because of (i) the executive’s breach of any covenants contained in the employment agreement, (ii) in the case of Ms. Miller, her failure or refusal to perform her assigned duties and responsibilities to the Company in any material respect and in the case of Mr. Jackson, his failure or refusal to perform the duties and responsibilities required to be performed by him under the terms of his employment agreement, (iii) the executive’s willfully engaging in illegal conduct or gross misconduct (provided that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in our best interest), (iv) the executive’s commission of an act of fraud or dishonesty affecting us or the commission of an act constituting a felony, or (v) the executive’s violation of our policies in any material respect.
Under the Severance Plan, termination for “cause” means that a covered employee has (i) breached his or her restrictive covenants set forth in any agreement with the Company, (ii) failed or refused to perform his or her assigned duties and responsibilities to the Company in any material respect, after notice and a reasonable opportunity to cure, (iii) willfully engaged in illegal conduct or gross misconduct in the performance of his or her duties to the Company (provided that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in our best interest), (iv) committed an act of fraud or dishonesty affecting the Company or committed an act constituting a felony, or (v) willfully violated any material Company policies in any material respect.
Under our equity compensation plans, except to the extent defined in an individual employment agreement, termination for “cause” generally means termination because of (i) the executive's conviction for commission of a felony or other crime, (ii) the commission by the executive of any act against us constituting willful misconduct, dishonesty, fraud, theft, or embezzlement, (iii) the executive's failure, inability, or refusal to perform any of the material services, duties, or responsibilities required of him by us or to materially comply with the policies or procedures established from time to time by us, for any reason other than his illness or physical or mental incapacity, (iv) the executive's dependence, as determined in good faith by us, on any addictive substance, including, but not limited to, alcohol or any illegal or narcotic drugs, (v) the destruction of or material damage to our property caused by the executive’s willful or grossly negligent conduct, and (vi) the willful engaging by the executive in any other conduct which is demonstrably injurious to us or our subsidiaries, monetarily or otherwise.
Termination for Good Reason
Under the Severance Plan and our employment agreement with Ms. Miller, “good reason” generally means the occurrence (without the executive’s express written consent) of (i) the assignment to the executive of any duties inconsistent with such executive’s status or a substantial adverse alteration in the nature or status of such executive’s responsibilities, (ii) a reduction by the Company in the executive’s annual base salary, (iii) the relocation of the executive’s principal place of employment by more than 50 miles, (iv) the failure by the Company to pay to the executive any portion of such employee’s current compensation, or to pay to a covered employee any portion of an installment of deferred compensation under any deferred compensation program, or (v) the failure by the Company to continue in effect any compensation plan in which the executive participates which is material to such executive’s total compensation, unless a comparable arrangement has been made with respect to such plan, or an adverse change in the executive’s participation therein either in terms of the amount or timing of payment of benefits provided or the level of such executive’s participation relative to other participants.
Under our employment agreement with Mr. Jackson, “good reason” means the occurrence of (i) a material change by us in the executive’s duties or responsibilities which would cause the executive’s position to become of materially and substantially less responsibility and importance than those associated with the duties or responsibilities as of the date of the employment agreement, or (ii) a material breach of the employment agreement by us, which breach is not cured within ten days after written notice is received by us. The first prong in the foregoing definition applied only during his employment as the Chairman, Chief Executive Officer and President, and the removal of Mr. Jackson from the position of President did not constitute a good reason.
Retirement
“Retirement” (as defined in our equity compensation plans) generally means the named executive officer’s termination of employment or other service from us or a subsidiary of ours after attainment of age 55 and completion of at least six years of service with us or a subsidiary of ours (disregarding any service with an entity prior to becoming a subsidiary or after ceasing to be a subsidiary). As of December 31, 2019, Messrs. Jackson, Bender, Cannon, and Edmunds were, but Ms. Miller and Mr. Cade were not, “retirement” eligible under our equity compensation plans.
Mike Jackson

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$6,400,000	—	—	—	$6,400,000	—
Equity Awards	—	$8,000,000	—	—	—	$8,000,000	—
Continued Vesting or Acceleration of Unvested RSUs	—	$23,228,265	$19,409,424	$19,409,424	$19,409,424	$23,228,265	$23,228,265
Post-Separation Health and Welfare Benefits	—	$14,115	—	—	—	$14,115	—
Termination for Cause
If we had terminated Mr. Jackson’s employment for “cause,” he would not have been entitled to any payments triggered by the termination, and options held by Mr. Jackson on the date of termination, whether vested or unvested, would have been canceled.

Voluntary Termination for Good Reason
If Mr. Jackson had terminated his employment with us for “good reason,” as long as he remained in compliance with the restrictive covenants and confidentiality provisions of his employment agreement and signed a reasonable and mutually acceptable severance agreement, he would have been entitled to receive an amount equal to (i) the sum of his remaining salary to be paid through December 31, 2021 plus the target annual bonus(es) for each year of the remaining employment period that has not commenced as of the date of termination, as well as (ii) an amount equal to the annual bonus to which he would have been entitled for the year of such termination had he not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above would have been made by us within 30 days following the termination (or at a later date, to the extent required to comply with Section 409A of the Code), and payment of the amount due under clause (ii) above would have been made by us at the same time as the annual bonuses were paid to other bonus-eligible employees (or at a later date, to the extent required to comply with Section 409A of the Code). Mr. Jackson also would have been entitled to receive the remaining target equity awards set forth in his employment agreement that had not yet been granted as of the date of termination.
Since Mr. Jackson is eligible for “retirement” treatment (as defined in our equity compensation plans), he would have been entitled to the benefits described in the “Retirement” paragraph below.
Mr. Jackson and his dependents also would have been entitled to continue to participate in our group health and welfare benefit plans for a period of 18 months following the termination at the same cost to Mr. Jackson as provided to him prior to termination. The table above reflects our estimated expense based on the applicable premiums as of January 1, 2020.
Voluntary Termination Without Good Reason
If Mr. Jackson had terminated his employment with us without “good reason,” he would not have been entitled to any payments triggered by the termination. Since Mr. Jackson is eligible for “retirement” treatment (as defined in our equity compensation plans), he would have been entitled to the benefits described in the “Retirement” paragraph below.
Termination Due to Death or Disability
If Mr. Jackson’s employment had terminated due to death or disability (as defined in our equity compensation plans), all options held by Mr. Jackson at the time of termination would have immediately vested and remained exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
With respect to RSUs granted under the 2017 Plan, if Mr. Jackson’s employment had terminated due to death, the RSUs that were granted subject solely to a one-year performance goal would have immediately vested, and the RSUs that were granted subject to a three-year performance goal would have continued to vest on a prorated basis (with the payout level determined based on actual performance). If Mr. Jackson’s employment had terminated due to disability, then he would have continued to vest in any RSUs that were granted subject solely to a one-year performance goal and in a prorated portion of any RSUs that were granted subject to a three-year performance goal (with the payout level determined based on actual performance), only if he fully complied with any non-compete, non-disparagement, confidentiality and other restrictive covenants set forth in any agreement entered into between him and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards were outstanding.
Retirement
If Mr. Jackson had retired, all stock options held by him at the time of termination would have immediately vested and remained exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination. In addition, he would have continued to vest in any RSUs that were granted subject solely to a one-year performance goal and in a prorated portion of any RSUs that were granted subject to a three-year performance goal (with the payout level determined based on actual performance), only if he fully complied with any non-compete, non-disparagement, confidentiality, and other restrictive covenants set forth in any agreement entered into between him and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards were outstanding.

Involuntary Termination Without Cause
If we had terminated Mr. Jackson’s employment without “cause,” as long as he remained in compliance with the restrictive covenants and confidentiality provisions of his employment agreement and signed a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he would have been entitled to receive the same payments and benefits described under “Voluntary Termination for Good Reason” above.
Cheryl Miller

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$5,280,102	—	—	$5,280,102	—
Continued Vesting or Acceleration of Unvested Shares of Restricted Stock and RSUs	—	—	—	$6,426,038	—	$7,908,940
Termination for Cause
If we had terminated Ms. Miller’s employment for “cause,” she would not have been entitled to any payments triggered by the termination, and all equity awards held by her on the date of termination would have been canceled.
Voluntary Termination for Good Reason
If Ms. Miller had terminated her employment with us for “good reason,” as long as she remained in compliance with the restrictive covenants and confidentiality provisions of her employment agreement and signed a reasonable and mutually acceptable severance agreement, she would have been entitled to receive (i) in equal installments over 24 months, 2 times the sum of her salary and her target annual bonus, in each case, as in effect on the date of her separation of employment (or if greater, as in effect prior to the event giving rise to “good reason”) and (ii) at the same time bonuses are paid to active employees generally, an amount equal to the annual bonus to which she would have been entitled had she not been terminated as determined by the Committee, prorated for the number of days she was employed during the applicable calendar year.
In addition, in accordance with the terms of her employment agreement, Ms. Miller would have been entitled to receive an amount equal to the cost of coverage under COBRA, grossed up for taxes, based on her then-current health, dental and vision elections for an 18 month period. The table above reflects our estimated expense based on the applicable premiums as of January 1, 2020.
In accordance with the terms of our equity compensation plans, any options held by Ms. Miller, to the extent exercisable on the date of termination, would remain exercisable until the earlier of the expiration date of the options or 60 days following the date of termination, and any unvested equity awards held by her on the date of termination would be canceled.
Voluntary Termination Without Good Reason
If Ms. Miller had terminated her employment with us without “good reason,” she would not have been entitled to any payments triggered by the termination.
Termination Due to Death or Disability
If Ms. Miller’s employment had terminated due to death or disability, she would not have been entitled to any severance payments. Any unvested options held by her at the time of termination would have immediately vested and remained exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

If Ms. Miller’s employment had terminated due to death, any RSUs that were granted subject solely to a one-year performance goal would have immediately vested, and any RSUs that were granted subject to a three-year performance goal would have continued to vest on a prorated basis (with the payout level determined based on actual performance). If Ms. Miller’s employment had terminated due to disability, then she would have continued to vest in any RSUs that were granted subject solely to a one-year performance goal and in a prorated portion of any RSUs that were granted subject to a three-year performance goal (with the payout level determined based on actual performance), only if she fully complied with any non-competition and other restrictive covenants set forth in any agreement entered into between her and the Company, determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards were outstanding.
Involuntary Termination Without Cause
If we had terminated Ms. Miller’s employment without “cause,” as long as she remained in compliance with the restrictive covenants set forth in her employment agreement and signed a reasonable and mutually acceptable severance agreement, she would have been entitled to receive the same payments and benefits described under “Voluntary Termination for Good Reason” above.
James R. Bender

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$2,244,880	—	—	—	$2,244,880	—
Continued Vesting or Acceleration of Unvested Shares of Restricted Stock and RSUs	—	—	—	$1,531,147	1,531,147	—	$1,871,866

Marc Cannon

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$1,784,084	—	—	—	$1,784,084	—
Continued Vesting or Acceleration of Unvested Shares of Restricted Stock and RSUs	—	—	—	$2,375,668	2,375,668	—	$2,837,269

C. Coleman Edmunds

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$1,643,610	—	—	—	$1,643,610	—
Continued Vesting or Acceleration of Unvested Shares of Restricted Stock and RSUs	—	—	—	$2,340,604	2,340,604	—	$2,791,216

Christopher Cade

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Involuntary Termination Without Cause	Change in Control
Acceleration of Unvested Shares of Restricted Stock and RSUs	—	—	—	$1,143,632	—	$1,143,632
Termination for Cause
If we had terminated Messrs. Bender’s, Cannon’s, Edmunds’s, or Cade’s employment for “cause,” they would not have been entitled to any payments triggered by the termination, and all equity awards held by them on the date of termination would have been canceled.
Voluntary Termination for Good Reason
Pursuant to the terms of the Severance Plan, as described above, if Messrs. Bender, Cannon, or Edmunds had voluntarily terminated his employment for “good reason,” as long as (a) he was not in material breach of any restrictive covenant agreement with the Company, (b) he did not breach any such restrictive covenant agreement as if it had been in effect through the 18-month period following the applicable termination date, and (c) he signed a waiver and release of claims, then the executive would have been entitled to receive:

•	in equal installments over 18 months, 1.5 times the sum of (i) his annual base salary and (ii) his target annual bonus,

•
at the same time bonuses are paid to active employees generally, an amount equal to his annual bonus as determined by the Committee based on actual performance, prorated for the number of days he was employed during the calendar year, and

•	a payment equal to the cost of health insurance coverage under COBRA, grossed up for taxes, based on his then-current elections for an 18-month period.
Since each of Messrs. Bender, Cannon, and Edmunds are “retirement” eligible under our equity compensation plans, they would have been entitled to the benefits described in the “Retirement” paragraph below.
Mr. Cade was not eligible for any severance payments or benefits under the Severance Plan as of December 31, 2019. Any options held by him, to the extent exercisable on the date of termination, would have remained exercisable until the earlier of the expiration date of the options or 60 days following the date of termination, and any unvested equity awards held by him on the date of termination would have been canceled.
Voluntary Termination Without Good Reason
If Messrs. Bender, Cannon, Edmunds, or Cade had terminated their employment with us without “good reason,” they would not have been entitled to any payments triggered by the termination. Since Messrs. Bender, Cannon, and Edmunds are eligible for “retirement” treatment (as defined in our equity compensation plans), they would have been entitled to the benefits described in the “Retirement” paragraph below.
Termination Due to Death or Disability
If Messrs. Bender’s, Cannon’s, Edmunds’s, or Cade’s employment had terminated because of death or disability, they would not have been entitled to any payments triggered by the termination. Any unvested options and any unvested shares of restricted stock held by any of them would have immediately vested, and all such options and all vested options held by any of them would have remained exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
If Messrs. Bender’s, Cannon’s, Edmunds’s, or Cade’s employment had terminated because of death, any RSUs that were granted subject solely to a one-year performance goal would have immediately vested, and any RSUs that were granted subject to a three-year performance goal would have continued to vest on a prorated basis (with the payout level determined based on actual performance). If Messrs. Bender’s, Cannon’s, Edmunds’, or Cade’s employment had terminated due to disability, then he would have continued to vest in any RSUs that were granted subject solely to a one-year performance goal and in a prorated portion of any RSUs that were granted subject to a three-year performance goal (with the payout level determined based on actual performance), only if he fully complied with any non-compete, non-

disparagement, confidentiality and other restrictive covenants set forth in any agreement entered into between him and the Company, determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards are outstanding.
Retirement
If Messrs. Bender, Cannon, or Edmunds had retired, any shares of restricted stock held by them at the time of termination would have immediately vested, and any stock options held by any of them at the time of termination would have immediately vested and remained exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination. In addition, each of them would have continued to vest in any RSUs that were granted subject solely to a one-year performance goal and in a prorated portion of any RSUs that were granted subject to a three-year performance goal (with the payout level determined based on actual performance), only if they fully complied with any non-compete, non-disparagement, confidentiality, and other restrictive covenants set forth in any agreement entered into between them and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards were outstanding.
Involuntary Termination Without Cause
If we had terminated Messrs. Bender’s, Cannon’s, Edmunds’s, or Cade’s employment without “cause,” then he would have been entitled to receive the same payments and other benefits described under the section “Voluntary Termination for Good Reason” above.
Named Executive Officer Departures
In January 2019, Donna Parlapiano’s position with the Company was eliminated, and she retired after serving with the Company since 1998, which constituted an eligible severance event for purposes of our Severance Plan. We entered into a Separation Agreement and General Release of All Claims with her in January 2019. Pursuant to the terms of her separation agreement, in consideration for, among other things, her compliance with certain restrictive covenants and all other agreements between her and the Company, we agreed to (i) pay to Ms. Parlapiano 54 installments of $47,458 payable in accordance with the Company’s normal payroll schedule, less applicable taxes and withholdings, (ii) pay an amount equal to the cost of health insurance coverage under COBRA, grossed up for taxes, for an 18-month period, and (iii) treat Ms. Parlapiano as “retirement” eligible with respect to the outstanding equity awards held by her as of her separation date (she was scheduled to become “retirement” eligible in the year of her departure). She will continue to vest in any RSUs that were granted subject solely to a one-year performance goal and in a prorated portion of any RSUs that were granted subject to a three-year performance goal (with the payout level determined based on actual performance), only if she fully complies with any non-compete, non-disparagement, confidentiality, and other restrictive covenants set forth in any agreement entered into between her and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards are outstanding.
In August 2019, we entered into a Separation Agreement and General Release of All Claims with Mr. Liebert in connection with his separation of employment from the Company, which constituted an involuntary termination without cause under the terms of his employment agreement. Pursuant to the terms of his separation agreement, in consideration for, among other things, his compliance with certain restrictive covenants and all other agreements between him and the Company, we agreed, consistent with the terms of his employment agreement, to (i) pay severance compensation equal to $3,750,000, less applicable taxes and withholdings, over 18 months, (ii) pay a prorated annual bonus for 2019, based on the Company’s actual performance in 2019, (iii) pay an amount equal to the cost of health insurance coverage under COBRA, grossed up for taxes, for an 18-month period, and (iv) reimburse Mr. Liebert for certain relocation expenses. In addition, in accordance with the terms of his employment agreement, we agreed to treat Mr. Liebert as “retirement” eligible solely with respect to his sign-on award of restricted stock units, which was made to replace certain stock-based awards that Mr. Liebert forfeited from prior employment in connection with his recruitment to the Company. As a result, the sign-on award will continue to vest, subject to Mr. Liebert’s compliance with certain restrictive covenants set forth in his separation agreement. All other equity awards granted to Mr. Liebert ceased vesting and were forfeited as of his separation date.

PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Compensation Committee determined that the total annual compensation paid to our Chief Executive Officer, Ms. Miller, in respect of 2019 was approximately 172 times the median of the total annual compensation of all of our employees (other than Ms. Miller) in respect of 2019.
We identified the median employee by examining 2019 total compensation for all individuals who were employed by us on December 31, 2019, excluding the compensation received by Ms. Miller in 2019. We included all individuals employed by us on December 31, 2019, whether employed on a full-time or part-time basis, and excluded contingent and outsourced employees and contractors. We calculated annual total compensation for all employees using the same methodology we use for our named executive officers as set forth in the “Summary Compensation Table” above and annualized the compensation of employees who were not employed for the entire year. The total annual compensation of our median compensated employee was $49,568.
For 2019, the total compensation as reported in the “Total” column of the “Summary Compensation Table” above for our Chief Executive Officer, Ms. Miller, was $7,971,349. Since Ms. Miller was appointed as our Chief Executive Officer effective as of July 22, 2019, for purposes of calculating the pay ratio above, we calculated her total annual compensation by (i) annualizing her base salary, non-equity incentive plan compensation (assuming an annual base salary of $1,050,000 and a target incentive award equal to 150%), and all other compensation (assuming $34,368 for demonstrator vehicle usage and a vehicle allowance equal to $21,733) and (ii) adding the total value of all of the stock-based awards she received in 2019 (which included a “top-up” equity award in connection with her appointment as Chief Executive Officer as described in “Compensation Discussion and Analysis” above). This calculation resulted in the assumed total annual compensation of $8,510,005 for Ms. Miller in 2019 for purposes of the pay ratio above.

AUDIT COMMITTEE REPORT
The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
The Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of the NYSE, our Audit Committee Charter, and the independence standards set forth in our Corporate Governance Guidelines. The Board has also determined that each of member of our Audit Committee is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
As more fully described below, in carrying out its responsibilities, the Audit Committee looks to management and AutoNation’s independent registered public accounting firm. The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at investors.autonation.com.
Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing AutoNation’s financial reporting, audit processes, internal control over financial reporting, and disclosure controls. Management is responsible for the Company’s consolidated financial statements and the financial reporting process, including internal control over financial reporting. We also monitor the preparation by management of the Company’s quarterly and annual consolidated financial statements. KPMG LLP (“KPMG”), AutoNation’s independent registered public accounting firm, is accountable to us and is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of AutoNation in conformity with U.S. generally accepted accounting principles. KPMG also is responsible for auditing and reporting on internal control over financial reporting. We are solely responsible for selecting and reviewing the performance of AutoNation’s independent registered public accounting firm and, if we deem appropriate in our sole discretion, terminating and replacing the independent registered public accounting firm. We also are responsible for reviewing and approving the terms of the annual engagement of AutoNation’s independent registered public accounting firm, including the scope of audit and non-audit services to be provided by the independent registered public accounting firm and the fees to be paid for such services, and discussing with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.
In fulfilling our oversight role, we met and held discussions, both together and separately, with the Company’s management and KPMG. Management advised us that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual or quarterly reports with the SEC. We discussed significant matters with KPMG, including those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the rules of the SEC, and reviewed a letter from KPMG disclosing such matters.

KPMG also provided us with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, KPMG confirmed its independence, and we determined that KPMG’s provision of non-audit services to AutoNation is compatible with maintaining their independence. We also reviewed a report by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the PCAOB.

Based on our review with management and KPMG of AutoNation’s audited consolidated financial statements and KPMG’s report on such consolidated financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the audited consolidated financial statements be included in AutoNation’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
Audit Committee:
Robert R. Grusky, Chair
Thomas J. Baltimore, Jr.
Steven L. Gerard
Jacqueline A. Travisano

ITEMS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
Our Board has nominated each of the following 10 persons to stand for election for a term expiring at the 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified: Mike Jackson, Thomas J. Baltimore, Jr., Rick L. Burdick, David B. Edelson, Steven L. Gerard, Robert R. Grusky, G. Mike Mikan, Cheryl Miller, Lisa Lutoff-Perlo, and Jacqueline A. Travisano. Each of the nominees is willing and able to serve as a director of AutoNation. See “Board of Directors and Corporate Governance - Directors” for information regarding each of the director nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
Recommendation of the Board
The Board recommends that you vote “FOR” the election of each of the persons nominated by the Board.
PROPOSAL 2: RATIFICATION OF THE SELECTION OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. To fulfill this responsibility, the Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence and considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.
The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2020. KPMG has served in this capacity since May 6, 2003. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to our Company. For the lead audit engagement partner and the engagement quality control reviewing partner, the maximum number of consecutive years of service in that capacity is five years. In selecting the Company’s lead audit engagement partner pursuant to this rotation policy, management interviews candidates proposed by KPMG and recommends the final candidate to the Audit Committee. The Chair of the Audit Committee and, to the extent possible, all other members of the Audit Committee meet with the final candidate for the role, and the full Committee holds a discussion in executive session and with management regarding the final candidate and his or her qualifications.
The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2020. Although not required by our organizational documents or applicable law, our Board is submitting the selection of KPMG to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm, and we believe doing so is consistent with good corporate governance. If the selection of KPMG as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm and may do so at any time at its discretion. A representative of KPMG is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.

Auditor Fees and Services
The Audit Committee is responsible for the compensation of the Company’s independent registered public accounting firm and oversees the audit fee negotiations associated with the Company’s retention of KPMG. The following table shows the fees for audit and other services provided by KPMG for fiscal years 2018 and 2019.

Fee Category	2018	2019
Audit Fees	$2,712,662	$2,820,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,780	1,780
Total Fees	$2,714,442	$2,821,780
Audit Fees. This category includes fees billed for professional services rendered by KPMG for the audit of our consolidated financial statements, audit of our internal control over financial reporting, review of the consolidated financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with acquisitions, new accounting or audit standards, and statutory or regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.
Audit-Related Fees. No audit-related fees were billed by KPMG in 2018 or 2019.

Tax Fees. No tax fees were billed by KPMG in 2018 or 2019.
All Other Fees. This category consists of fees billed for our use of KPMG’s online technical research service.
Policy for Approval of Audit and Permitted Non-Audit Services
Our Audit Committee’s policies require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm other than services permitted under the de minimis exception under applicable SEC rules (which are approved by our Audit Committee prior to our independent registered public accounting firm’s completion of its annual audit). Under our Audit Committee’s policies, pre-approval generally is detailed as to the particular service or category of services and is subject to a specific budget. Under our Audit Committee’s policies, all tax planning services and services that do not constitute audit, audit-related, or tax-compliance services are subject to a formal bidding process and may not be provided by our independent registered public accounting firm unless our Audit Committee concludes that such services may be provided most effectively or economically by our independent registered public accounting firm and that the independence of our registered public accounting firm would not be affected adversely by the provision of such services. Our Audit Committee has delegated to its Chair the authority to approve, within guidelines and limits established by the Committee, specific services to be provided by our independent registered public accounting firm and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, our Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm during 2018 and 2019, and the fees paid for such services.
Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm for us and our subsidiaries for 2020.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
At the 2017 Annual Meeting of Stockholders, our stockholders voted, on an advisory basis, to approve a triennial holding of the advisory vote on executive compensation. In addition, at our 2011, 2014, and 2017 Annual Meetings of Stockholders, our executive compensation program was approved, on an advisory basis, by more than 96%, 98%, and 98% of the votes cast, respectively. Our Compensation Committee believes that this level of approval is indicative of our stockholders’ strong support of our compensation philosophy and goals, and the Committee has continued to closely link executive compensation with the achievement of performance goals.
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Accordingly, we are asking our stockholders to approve the following advisory resolution:
“RESOLVED, that the stockholders of AutoNation, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in the Proxy Statement for the Company’s 2020 Annual Meeting of Stockholders.”
As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” we believe that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling our Company to attract and retain talented executives.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Recommendation of the Board
The Board recommends that you vote “FOR” approval of the advisory resolution on executive compensation set forth above.

PROPOSAL 4: STOCKHOLDER PROPOSAL
The stockholder proposal set forth below was submitted to the Company by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a purported owner of “no fewer than” 100 shares of our common stock, or approximately 0.0001% of our outstanding shares. Mr. Chevedden’s proposal is printed below verbatim, and we have not endeavored to correct any inaccurate statements that may be contained therein. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.
“4 - Shareholder Right to Call a Special Meeting
Shareowners ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareowner meeting (or the lowest percentage under state law). The Board of Directors would continue to have its existing power to call a special meeting.
This proposal could be adopted with a provision that if any shareholder owned 10% or more of AutoNation stock then such a shareholder would need the participation of another 10% of company stock to call a special meeting.
Special meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. In regard to new directors Thomas Baltimore was new to our Board of Directors in 2019 and yet received 5-times as many negative votes as most of our other directors. Mr. Baltimore's negative votes could call into question the succession planning by our Board of Directors especially given that some AutoNation directors, once appointed, have extended tenures. For instance, Rick Burdick, our Lead Director has 28-years long-tenure. It is important to have a new director who favorably impresses shareholders right from the start.
Dozens of Fortune 500 companies provide for both shareholder rights - to act by written consent and to call a special meeting. This proposal will make our company more competitive from a corporate governance standpoint.
This proposal topic, sponsored by William Steiner, won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes. This 78% support might have been even higher if more shareholders had access to independent proxy voting advice.
Any claim that a shareholder right to call a special meeting can be costly - may be moot. When shareholders have a good reason to call a special meeting - our Directors should be able to take positive responding action to make a special meeting unnecessary.
Please vote to improve shareholder engagement:
Shareholder Right to Call a Special Meeting - Proposal 4”

Board of Directors’ Response
The Board believes that adoption of the proposal is unnecessary and not in the best interest of the Company or its stockholders. Our by-laws already permit stockholders to act by written consent at any time in lieu of a meeting.
The proposal, which includes multiple ambiguities, would represent a less-than-clear mandate for the Board, if adopted. In particular, the proposal is unclear as to the ownership threshold stockholders would be required to meet in order to call a special meeting. It also is unclear what type of “participation” would be required by another 10% of Company stock, as suggested by the proposal.
Setting aside these ambiguities, the Board believes it should retain the exclusive ability to call a special meeting. The Board believes this is appropriate from a corporate governance perspective because it:
•enables the orderly conduct of our business;
•affords the Board of Directors ample notice and opportunity to respond to proposals; and
•allows our directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of stockholders to convene a special meeting.
The Board also does not believe it is appropriate to enable a small minority of stockholders of our common stock to have an unlimited ability to call special meetings for any purpose at any time. Enabling the holders of only 10% of the Company’s outstanding stock to call special meetings could subject the Company and the Board to disruption from stockholder activists or special interest groups with an agenda not in the best interests of the Company or long-term stockholders. In addition, although the proposal suggests that a provision could be added to require the “participation” of another 10% of the Company’s stock to call a special meeting, even such a provision, if properly understood by us, would not deter activists or special interest groups intent on calling a special meeting. Further, allowing stockholders to call special meetings could impose substantial administrative and financial burdens on the Company and could significantly disrupt the conduct of the Company’s business.
For a company with as many stockholders as AutoNation, a special meeting of stockholders is a very expensive and time-consuming affair because of the legal costs associated with preparing required disclosure documents and the related printing and mailing costs. Additionally, preparing for stockholder meetings requires significant time and attention of the Board of Directors, members of senior management and significant employees, diverting their time and attention away from their primary function of operating the business of the Company in the best interests of our stockholders. Calling special meetings of stockholders is not a matter to be taken lightly, and special meetings should be extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting.
Because each director is elected annually, our directors are already accountable to the Company’s stockholders. The Board also believes that the current timing and process set forth in our by-laws to allow stockholders to submit a proposal and bring a matter to an annual meeting for a vote is an effective means for stockholders to voice their concerns, as well as an efficient use of the Company’s resources. The timing and process to submit a proposal for the 2021 Annual Meeting is described on page 14 of this proxy statement.
Chevedden has previously presented similar stockholder proposals, and they have been soundly rejected by AutoNation stockholders. Approximately 66%, 82%, 86%, 87%, 84%, and 84% of the votes cast in 2007, 2008, 2009, 2010, 2011, and 2013 respectively, voted against these proposals.
Given the reasons discussed above, the Board believes that adoption of the proposal is unnecessary and not in the best interests of the Company or its stockholders.
Recommendation of the Board
The Board recommends that you vote “AGAINST” this stockholder proposal.

OTHER MATTERS
We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Ms. Miller and Mr. Edmunds will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. Ms. Miller and Mr. Edmunds were designated to be your proxies by our Board of Directors.
HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT
The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.
Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate Notice or set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 866-540-7095 and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.
If you would like to receive a copy of our 2019 Annual Report or this proxy statement, please contact our Investor Relations by mail at Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301 or by telephone at (954) 769-7342, and we will send a copy to you without charge. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.
DIRECTIONS TO THE 2020 ANNUAL MEETING OF STOCKHOLDERS OF AUTONATION, INC.
The 2020 Annual Meeting of Stockholders of AutoNation, Inc. will be held at AutoNation’s Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301, on Wednesday, April 22, 2020, at 8:00 a.m. Eastern Time. We have set forth below directions to AutoNation’s Headquarters.
From Interstate 95 (I-95)
Take I-95 (North or South) to Broward Blvd Exit. Head East on Broward Blvd until SW 1st Ave (also referred to as Brickell Ave). Turn right onto SW 1st Ave. AutoNation’s Headquarters will be on the left 0.1 miles ahead.

AUTONATION, INC.
200 SW 1ST AVE, SUITE 1400
FORT LAUDERDALE, FL 33301
ATTN: TOM MILA

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/21/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/21/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Mike Jackson	☐	☐	☐
1B Thomas J. Baltimore, Jr	☐	☐	☐
1C Rick L. Burdick	☐	☐	☐
1D David B. Edelson	☐	☐	☐
1E Steven L. Gerard	☐	☐	☐
1F Robert R. Grusky	☐	☐	☐
1G Lisa Lutoff-Perlo	☐	☐	☐
1H G. Mike Mikan	☐	☐	☐
1I Cheryl Miller	☐	☐	☐
1J Jacqueline A. Travisano	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for 2020.	☐	☐	☐
3. Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
4. Adoption of stockholder proposal regarding special meetings.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

AUTONATION, INC.
Annual Meeting of Stockholders
April 22, 2020 8:00 AM EDT

This proxy is solicited on behalf of the Board of Directors of AutoNation, Inc.

Cheryl Miller and C. Coleman Edmunds, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitiled to vote if personally present at the Annual Meeting of Stockholders of AutoNation, Inc. to be held on April 22, 2020, or any postponements or adjournments thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all nominees listed on Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned hereby acknowledges receipt of the Proxy Statement and the Annual Report for the fiscal year ended December 31, 2019 furnished herewith.

Continued and to be signed on reverse side

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